 Exhibit (a)(1)(i)
This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, lawyer or other professional advisor.
This document does not constitute an offer or a solicitation to any Person in any jurisdiction in which such offer or solicitation is unlawful. The Offer (as defined below) is not being made to Shareholders (as defined below) in any jurisdiction in which the making of the Offer would not be in compliance with the laws of such jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, Arbutus Biopharma Corporation (“Arbutus”) may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and to extend the Offer to Shareholders in such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.
This Offer has not been approved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission or any other securities regulatory authority, nor has the SEC or any state securities commission or securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offense.
For U.S. Shareholders:   The Offer is made by a company incorporated under the laws of the province of British Columbia, Canada, for its own Shares (as defined below). While the Offer is subject to the disclosure requirements of the applicable United States securities laws, it is also subject to the disclosure requirements of the Province of British Columbia and the other provinces of Canada, and U.S. Shareholders should be aware that these disclosure requirements are different from those of the United States. The enforcement by U.S. Shareholders of civil liabilities under U.S. federal and state securities laws may be adversely affected by the fact that Arbutus is incorporated under the Business Corporations Act (British Columbia).
August 24, 2026
OFFER TO PURCHASE FOR CASH
UP TO US$230 MILLION IN VALUE OF ITS COMMON SHARES AT A PURCHASE PRICE OF NOT LESS THAN US$5.00 AND NOT MORE THAN US$5.75 PER COMMON SHARE
Arbutus Biopharma Corporation (“Arbutus,” the “Company,” “we” and “our”) hereby offers to purchase for cancellation a number of common shares of the Company (the “Shares”) for an aggregate purchase price not exceeding US$230 million. The purchase price of any Share taken up by the Company (the “Purchase Price”) will be determined in the manner described below but will not be less than US$5.00 and not more than US$5.75 per Share.
The offer by the Company is subject to the terms and conditions set forth in this offer to purchase (the “Offer to Purchase”), the accompanying issuer bid circular (the “Circular”), and the related letter of transmittal (the “Letter of Transmittal”) and notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) (which together constitute, and are herein referred to as, the “Offer”).
The Offer commences on the date hereof and expires at 5:00 PM (New York City time) on September 29, 2026, or at such later time and date to which the Offer may be extended by the Company (the “Expiration Date”), unless withdrawn. The Offer is not conditional upon any minimum number of Shares being properly deposited under the Offer and is not subject to a financing condition. The Offer is, however, subject to other conditions and the Company reserves the right, subject to applicable laws, to withdraw, extend or vary the Offer if, at any time prior to the Expiration Date, certain events occur. See Section 7 of the Offer to Purchase, “Certain Conditions of the Offer”.
Holders of Shares (the “Shareholders”) wishing to tender to the Offer may do so pursuant to:
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auction tenders in which the tendering Shareholders specify the number of Shares being tendered at a specified price (the “Auction Price”) of not less than US$5.00 and not more than US$5.75 per Share in increments of US$0.05 per Share (the “Auction Tenders”);

•
purchase price tenders in which the tendering Shareholders do not specify a price per Share, but rather agree to have a specified number of Shares purchased at the Purchase Price to be determined pursuant to the Offer (the “Purchase Price Tenders”), understanding that if they make a Purchase Price Tender such Shares will be deemed to have been tendered at the minimum price of US$5.00 for the purpose of determining the Purchase Price to be determined pursuant to the Offer; or

•
proportionate tenders in which the tendering Shareholders agree to sell to the Company, at the Purchase Price to be determined pursuant to the Offer, a number of Shares that will result in them maintaining their respective proportionate Share ownership in the Company following completion of the Offer (the “Proportionate Tenders”).

Promptly following the Expiration Date, the Company will determine the Purchase Price, representing a single price per Share, which will not be less than US$5.00 and not more than US$5.75 per Share, taking into account the Auction Prices and the number of Shares deposited pursuant to Auction Tenders and Purchase Price Tenders. The Purchase Price will be the lowest price that enables the Company to purchase that number of Shares pursuant to valid Auction Tenders and Purchase Price Tenders having an aggregate purchase price not to exceed an amount (the “Auction Tender Limit Amount”) equal to (i) US$230 million less (ii) the product of (A) US$230 million and (B) a fraction, the numerator of which is the aggregate number of Shares owned by Shareholders making valid Proportionate Tenders, and the denominator of which is the aggregate number of Shares outstanding at the time of the Expiration Date. If the Purchase Price is determined to be US$5.00 (which is the minimum price per Share under the Offer), the maximum number of Shares that may be purchased by the Company is 46,000,000 Shares. If the Purchase Price is determined to be US$5.75 (which is the maximum price per Share under the Offer), the maximum number of Shares that may be purchased by the Company is 40,000,000 Shares. For the purpose of determining the Purchase Price, Shares tendered pursuant to a Purchase Price Tender will be considered to have been tendered at a price of US$5.00 per Share (which is the minimum price per Share under the Offer). Shares tendered pursuant to a Proportionate Tender will be considered to have been tendered at a price per Share equal to the Purchase Price. Shares tendered by a Shareholder pursuant to an Auction Tender will not be purchased by the Company pursuant to the Offer if the price per Share specified by the Shareholder is greater than the Purchase Price. Shareholders who validly tender Shares without specifying the method in which they are tendering their Shares, or who make an invalid Proportionate Tender, including by tendering an insufficient number of Shares to satisfy the Proportionate Tender, will be deemed to have made a Purchase Price Tender with respect to all such Shares. Shareholders who wish to deposit Shares without specifying a price at which such Shares may be purchased by the Company should tender Shares in a Purchase Price Tender. Under a Purchase Price Tender, Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price determined as provided herein.
Each Shareholder who has validly deposited Shares pursuant to an Auction Tender at or below the Purchase Price, a Purchase Price Tender or a Proportionate Tender and who has not validly withdrawn such Shares will receive the Purchase Price, payable in cash, less any applicable withholding taxes and without interest, for all Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and the preferential acceptance of odd lots described herein.
The Purchase Price will be payable in United States dollars; however, Shareholders may elect to receive the Purchase Price in an amount of Canadian dollars determined using the applicable exchange rate as described in the Offer. The risk of any fluctuation in exchange rates, including risks relating to the particular date and time at which funds are converted, will be borne solely by the Shareholder wishing to receive payment in Canadian dollars.

If the aggregate purchase price for Shares validly tendered and not validly withdrawn pursuant to Auction Tenders at Auction Prices at or below the Purchase Price and Purchase Price Tenders (collectively, the “Auction Tender Purchase Amount”) is less than or equal to the Auction Tender Limit Amount, the Company will purchase at the Purchase Price all Shares so tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders.
If the Auction Tender Purchase Amount is greater than the Auction Tender Limit Amount, the Company will purchase a portion of the Shares so tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders, as follows: (i) first, the Company will purchase all Shares tendered at or below the Purchase Price by Shareholders who own fewer than 100 Shares (the “Odd Lot Holders”) and who have tendered all of their Shares at or below the Purchase Price; and (ii) second, the Company will purchase at the Purchase Price on a pro rata basis that portion of the Shares tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders having an aggregate purchase price, based on the Purchase Price, equal to (A) the Auction Tender Limit Amount, less (B) the aggregate amount paid by the Company for Shares tendered by Odd Lot Holders. Regardless of proration, the Company will always purchase at the Purchase Price, payable in cash, less any applicable withholding taxes and without interest, a number of Shares from Shareholders making valid Proportionate Tenders that results in such tendering Shareholders maintaining their respective proportionate Share ownership in the Company following completion of the Offer (subject to nominal differences due to the quantity of Shares purchased from such Shareholders being rounded down to the nearest whole number of Shares to avoid the purchase of fractional Shares). If the Auction Tender Purchase Amount is equal to or greater than the Auction Tender Limit Amount, the Company will repurchase a total number of Shares having an aggregate purchase price equal to US$230 million. If the Auction Tender Purchase Amount is less than the Auction Tender Limit Amount, the Company will repurchase a total number of Shares having an aggregate purchase price equal to the product of (i) US$230 million and (ii) a fraction, the numerator of which is the Auction Tender Purchase Amount, and the denominator of which is the Auction Tender Limit Amount.
If no Auction Tenders or Purchase Price Tenders are made pursuant to the Offer, no Shares will be purchased by the Company.
All Auction Tenders, Purchase Price Tenders and Proportionate Tenders will be subject to adjustment to avoid the purchase of fractional Shares. All payments to Shareholders will be subject to deduction of applicable withholding taxes. See Section 3 of the Offer to Purchase, “Number of Shares, Proration and Proportionate Tenders”.
Shares not purchased under the Offer (including Shares not purchased because of proration and Shares deposited pursuant to Auction Tenders at prices in excess of the Purchase Price), or properly withdrawn before the Expiration Date, will be returned to the Shareholder, promptly after the Expiration Date or termination of the Offer or the date of withdrawal of the Shares, without expense to the Shareholder. In the case of Shares tendered through book-entry transfer, such Shares will be credited to the appropriate account, without expense to the Shareholder. In the case of Shares evidenced by physical certificates that were tendered by the Shareholder, those share certificates or new share certificates representing the Shares which are not purchased will be returned to the Shareholder without expense to the Shareholder.
Roivant Sciences Ltd. (“Roivant”) is the beneficial owner of 38,847,462 Shares, which represents approximately 19.6% of all issued and outstanding Shares as of August 19, 2026. Roivant has advised the Company that it intends to make a Proportionate Tender. The Company’s Chief Executive Officer and Chairperson of the Board of Directors, Lindsay Androski, is also employed by Roivant Sciences, Inc. (“RSI”), a wholly-owned subsidiary of Roivant, where she serves as President of Roivant Social Ventures, and as Special Counsel at Genevant Sciences, Inc., also a subsidiary of Roivant. Two of the Company’s other directors are employed by RSI: Matthew Gline, RSI’s Chief Executive Officer, and Joseph Bishop, RSI’s Senior Vice President, Finance.
As of August 19, 2026, there were 198,105,743 Shares issued and outstanding. The Offer would be for approximately 23.2% of the total number of issued and outstanding Shares if the Purchase Price is determined to be US$5.00 (which is the minimum price per Share under the Offer) or approximately 20.2% of the total number of issued and outstanding Shares if the Purchase Price is determined to be US$5.75 (which is the maximum price per Share under the Offer).

The Shares are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “ABUS”. On August 21, 2026, the last full trading day prior to the commencement of the Offer, the closing price of the Shares on Nasdaq was US$5.21 per Share, which is above the US$5.00 per Share lower end of the price range for the Offer. Accordingly, an election to accept the Purchase Price determined in the Offer may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. During the twelve months ended August 21, 2026, the closing prices of the Shares on Nasdaq have ranged from a low of US$3.50 to a high of US$5.22 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares.
In accordance with Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions, the Company has determined that: (i) a liquid market existed for the Shares at the time of the Offer, and (ii) it is reasonable to conclude that, following the completion of the Offer in accordance with its terms, there will be a market for holders of Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.
The Board of Directors of Arbutus (the “Board of Directors”) has approved the Offer. However, none of Arbutus, the Board of Directors, the Dealer Manager (as defined below), the Depositary (as defined below) or the Information Agent (as defined below) makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing Shares under the Offer. Shareholders are urged to evaluate carefully all information in the Offer, consult their own financial, legal, investment and tax advisors and make their own decisions as to whether to deposit Shares under the Offer, how many Shares to deposit and whether to specify a price and, if so, at what price to deposit such Shares. Certain of the Company’s directors and officers have advised the Company that they intend to deposit up to an aggregate of 682,630 Shares through Purchase Price Tenders in the Offer. See Section 3 “Purpose and Effect of the Offer”, Section 10 “Interest of Directors and Officers — Ownership of Arbutus’ Securities” and Section 11 “Arrangements Concerning Shares — Acceptance of the Offer” of the Circular.
Shareholders should carefully consider the income tax consequences of having Shares being purchased under the Offer. See Section 14 of the Circular, “Income Tax Considerations”.
Shareholders wishing to deposit all or any portion of their Shares pursuant to the Offer must comply in all respects with the delivery procedures described herein. See Section 5 of the Offer to Purchase, “Procedure for Depositing Shares”.
NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF ARBUTUS AS TO WHETHER YOU SHOULD DEPOSIT OR REFRAIN FROM DEPOSITING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THIS OFFER. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ARBUTUS.
No U.S., Canadian or foreign securities commission has approved or disapproved of this Offer or passed upon the merits or fairness of this Offer or passed upon the adequacy or accuracy of the information contained in this Offer. Any representation to the contrary is a criminal offense.
Any questions or requests for information regarding the Offer should be directed to TSX Trust Company (the “Depositary”), Georgeson, LLC (the “Information Agent”) or J.P. Morgan Securities LLC (the “Dealer Manager”) at the addresses and telephone numbers of the Depositary, the Information Agent or the Dealer Manager set forth on the last page of the accompanying Circular.
The Offer will expire at 5:00 p.m. (New York City time) on September 29, 2026, or at such later time and date to which the Offer may be extended by the Company, unless withdrawn.

The Depositary for the Offer is: TSX Trust Company	The Information Agent for the Offer is: Georgeson, LLC
Regular Mail: TSX Trust Company 301-100 Adelaide Street West Toronto, Ontario M5H 4H1	51 West 52nd Street, 6th Floor New York, NY 10019 Shareholders, Banks and Brokers Toll Free: (877) 816-4522
Registered Mail, Hand or Courier TSX Trust Company 301-100 Adelaide Street West Toronto, Ontario M5H 4H1 Attention: Corporate Actions	The Dealer Manager for the Offer is: J.P. Morgan Securities LLC 270 Park Avenue New York, New York 10017
For shareholders in Canada only:
For inquiries only: Telephone (outside North America): (416) 682-3860 Toll Free (within North America): 1-800-387-0825 Email: tsxt-corpact@tmx.com	J.P. Morgan Securities Canada Inc. Suite 4500, TD Bank Tower 66 Wellington Street West Toronto, Ontario Canada M5K 1E7

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DOCUMENTS INCORPORATED BY REFERENCE
The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC and, where applicable, filed with the securities regulatory authorities in Canada. The following documents that have been previously filed with the SEC and filed with the securities regulatory authorities in Canada contain important information about us and we incorporate them by reference into the Offer (excluding, anything herein to the contrary notwithstanding, any portions of those documents that were furnished to, rather than filed with, the SEC under applicable SEC rules including, without limitation, any information furnished pursuant to Item 2.02 of Form 8-K and any related exhibits furnished pursuant to Item 9.01 of Form 8-K):
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our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on March 23, 2026;

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our Quarterly Reports on Form 10-Q for each of the fiscal quarters ended March 31, 2026, filed on May 13, 2026, and June 30, 2026, filed on August 12, 2026;

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our Current Reports on Form 8-K filed January 16, 2026, February 6, 2026, February 20, 2026, March 3, 2026, April 15, 2026, May 27, 2026, July 16, 2026, and August 21, 2026; and

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our Definitive Proxy Statement for our 2026 annual general and special meeting of shareholders, filed on April 14, 2026.

Any statement contained in this Offer or in any document incorporated by reference into this Offer shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer or any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer.
You should rely only on the information contained in or incorporated by reference in this Offer. We have not authorized anyone to provide you with different or additional information. You should not assume that the information contained in or incorporated by reference in this Offer is accurate as of any date other than the date of this Offer.
WHERE YOU CAN FIND MORE INFORMATION
Information has been incorporated by reference in this Offer to Purchase from documents filed with the SEC and with the Canadian securities regulators. Copies of the documents incorporated by reference in this Offer to Purchase may be obtained without charge upon written or oral request to the General Counsel and Corporate Secretary of the Company, Andrew Sung, at the Company’s principal executive offices located at 701 Veterans Circle, Warminster, Pennsylvania 18974, United States or by phone at 267-469-0914.
We are subject to the informational filing requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, including RSUs (as defined herein), stock options, and other stock-based awards under the Company’s equity compensation plans granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Tender Offer Statement on Schedule TO (“Schedule TO”), which includes additional information relating to the Offer.
The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated therein by reference. You may also visit the Company’s website at investor.arbutusbio.com to access the Schedule TO, this Offer to Purchase and related documents. In addition to our disclosure obligations under the Exchange Act, we are also subject to the continuous disclosure requirements of Canadian securities laws.
You may also access our disclosure documents and any reports, statements or other information that we file with the Canadian securities regulatory authorities through the Internet on the Canadian System for Electronic Data Analysis and Retrieval + (“SEDAR+”), which may be accessed at www.sedarplus.ca.
FORWARD-LOOKING STATEMENTS
Certain statements in this Offer constitute, and certain documents incorporated by reference herein contain, “forward-looking statements” within the meaning of applicable Canadian securities laws. Specific forward-looking statements in this document include, but are not limited to: statements about the Offer, including the terms and conditions of the Offer, the aggregate amount of Shares to be purchased for cancellation under the Offer, the expected expiration date of the Offer, the time by which the Company will pay for tendered Shares, the market for the Shares after completion of the Offer not being materially less liquid than the market that exists at the time of the making of the Offer, future purchases of additional Shares following expiry of the Offer, the Company’s expectation that it will fund any purchases of Shares pursuant to the Offer from cash on hand, the Company continuing to have sufficient financial resources and working capital and the Offer not being expected to preclude the Company from pursuing its foreseeable business opportunities or the future growth of the Company’s business, the satisfaction or waiver of the conditions to the Offer, the intention of Roivant to make a Proportionate Tender and the extent to which Shareholders determine to deposit their Shares to the Offer, the intentions of the Company’s officers and directors to participate in the Offer, the purchase of the Shares under the Offer being in the best interests of the Company and its Shareholders, the Company’s status as a reporting issuer and the continued listing of the Shares on Nasdaq, and the costs and expenses incurred in connection with the Offer. When used in this Offer or the documents incorporated by reference herein, the words “may”, “will”, “would”, “should”, “could”, “expects”, “forecasts”, “plans”, “intends”, “trends”, “indications”, “anticipates”, “believes”, “estimates”, “outlook”, “predicts”, “projects”, “likely”, “potential”, “propose”, “goal”, “seek”, “target”, “strategy”, “schedule”, “future”, “continue” and similar references to future periods or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward-looking statements.
Forward-looking statements are not guarantees of future performance and, by their very nature, involve a number of inherent risks and uncertainties, some that are similar to other biotechnology companies and some that are unique to the Company. Forward-looking statements are based on the Company’s current expectations, estimates, projections and assumptions, both general and specific, made by the Company in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors that the Company believes are appropriate and reasonable in the circumstances. The Company cautions that there can be no assurance that such assumptions will prove to be correct or that the Company’s expectations regarding this Offer or the Company’s business guidance, objectives, plans and strategic priorities will be achieved.
The forward-looking statements contained in this Offer are subject to a number of material factors that could cause actual results to differ materially, including risks and uncertainties related to the Company’s ability to complete the Offer; difficulties in predicting the Company’s future financial needs and performance; changes in general economic, business and political conditions, including the possibility of intensified international hostilities, military conflicts, acts of terrorism; and changes in conditions of United States or international capital and financing markets; and other factors discussed in Item 1A Risk Factors and Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company’s Annual Report on Form 10-K dated March 23, 2026 and the Company’s quarterly reports on Form 10-Q for each of the three month periods ended March 31, 2026 and June 30, 2026, each of which is incorporated by reference in this cautionary statement. With respect to the forward-looking statements contained in this Offer, Arbutus has made a number of material assumptions including, among other things: assumptions that the Offer will be completed in accordance with its terms and on the anticipated timeline; that any regulatory approvals or third-party consents will be obtained; that the Company will continue to have the financial capacity to fund the Offer; and that no material adverse changes will occur in the Company’s business, affairs, financial condition, the market for the Shares or general market conditions prior to completion of the Offer.

These factors are not intended to represent a complete list of the factors that could affect the Company; however, these factors should be considered carefully. Other factors could also cause the Company’s expectations regarding the Offer to differ materially from those expressed or implied by the forward-looking statements.
The purpose of the forward-looking statements is to provide the reader with a description of management’s expectations and may not be appropriate for other purposes; readers should not place undue reliance on forward- looking statements made herein. Furthermore, unless otherwise stated, the forward-looking statements contained in this Offer are made as of the date of this Offer or the date of the documents incorporated herein, as applicable, and the Company has no intention and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Notwithstanding the foregoing, at any time prior to the Expiration Date for the Offer, we are obligated to update the Offer to reflect material changes in the information contained herein. Notwithstanding anything in the Offer or any document incorporated by reference into the Offer, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with the Offer.
The forward-looking statements contained in this Offer are expressly qualified by this cautionary statement. Further details and descriptions of these and other factors are disclosed in the Offer and in Arbutus’ public filings with provincial or state securities regulatory authorities, which may be accessed on EDGAR’s website at www.sec.gov and SEDAR+’s website at www.sedarplus.ca.

INFORMATION FOR UNITED STATES SHAREHOLDERS
The Offer is made by Arbutus, a company incorporated under the laws of the province of British Columbia, Canada, for its own Shares, and the Offer to Purchase and accompanying Circular have been prepared by Arbutus in accordance with the disclosure requirements of applicable U.S. federal securities law and Canadian provincial securities laws. The Canadian disclosure requirements are different from those of the United States.
The enforcement by Shareholders of civil liabilities under U.S. federal and state securities laws may be adversely affected by the fact that Arbutus is incorporated under the Business Corporations Act (British Columbia). It may be difficult to effect service of process on the Company. In addition, U.S. Shareholders should not assume that courts in Canada (i) would enforce judgments of U.S. courts obtained in actions against Arbutus predicated upon civil liability provisions of U.S. federal and state securities laws as may be applicable, or (ii) would enforce, in original actions, any asserted liabilities against Arbutus, its subsidiaries or such Persons predicated upon such laws.
U.S. Shareholders should be aware that the acceptance of the Offer will have certain tax consequences under United States and Canadian law. See Section 14 of the Circular, “Income Tax Considerations”.
CURRENCY
All dollar references in the Offer to Purchase and Circular are expressed in United States dollars, except where otherwise indicated. References to “$” are to United States dollars and references to “C$” are to Canadian dollars.
On August 19, 2026, the Bank of Canada daily average exchange rate was $1.00 = C$0.7234.

GLOSSARY
In this document, unless the subject matter or context is inconsistent therewith, the following terms have the following meanings:
“2011 Plan” means the Company’s 2011 Omnibus Share Compensation Plan, as amended.
“2016 Plan” means the Company’s 2016 Omnibus Share and Incentive Plan, as amended.
“2026 Omnibus Incentive Plan” means the Company’s 2026 Omnibus Share and Incentive Plan.
“Agent’s Message” means a message, transmitted by DTC, to and received by the Depositary and forming a part of a DTC book entry confirmation.
“Androski Employment Agreement” has the meaning set forth in Section 10 of the Circular, “Interest of Directors and Officers” under “Employment Agreements”.
“Androski Litigation Bonuses” has the meaning set forth in Section 10 of the Circular, “Interest of Directors and Officers” under “Employment Agreements”.
“Auction Price” means the price specified by a tendering Shareholder, being not less than $5.00 and not more than $5.75 per Share and in increments of $0.05 per Share, at which such tendering Shareholder will tender to the Offer through an Auction Tender.
“Auction Tender” means an auction tender delivered by a Shareholder wishing to tender to the Offer in which the tendering Shareholder specifies the number of Shares being tendered at an Auction Price.
“Auction Tender Limit Amount” means an amount equal to (i) $230 million, less (ii) the product of (A) $230 million and (B) a fraction, the numerator of which is the aggregate number of Shares owned by Shareholders making valid Proportionate Tenders, and the denominator of which is the aggregate number of Shares outstanding at the time of the Expiration Date.
“Auction Tender Purchase Amount” means the aggregate purchase price for Shares validly tendered, and not validly withdrawn, pursuant to Auction Tenders (at Auction Prices at or below the Purchase Price) and Purchase Price Tenders.
“Audit Committee” means the Audit Committee of the Board of Directors composed of independent directors.
“Board of Directors” means the board of directors of the Company.
“Bonus Agreement” has the meaning set forth in Section 10 of the Circular, “Interest of Directors and Officers” under “Employment Agreements”.
“Book-Entry Confirmation” means a confirmation of a book entry transfer of Shares into the Depositary’s account established at CDS in accordance with the terms of the Offer.
“Business Day” means any day other than a Saturday, a Sunday, a statutory holiday in Vancouver, British Columbia or Toronto, Ontario and a United States federal holiday, and for the purposes of the Exchange Act shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.
“Canadian Securities Regulatory Relief” means the Extension Relief and the Proportionate Take Up Relief.
“CDS” means CDS Clearing and Depository Services Inc.
“CDS Participant” means a participant in CDSX.
“CDSX” means the book entry system administered by CDS.
“Circular” means the issuer bid circular.
“Code” means the Internal Revenue Code of 1986, as amended.

x

“Company”, “we”, “us” or “Arbutus” means Arbutus Biopharma Corporation.
“Compensation Committee” means the Executive Compensation and Human Resources Committee of the Board of Directors.
“Contingent Settlement Payment” has the meaning set forth in Section 10 of the Circular, “Interest of Directors and Officers” under “Employment Agreements.”
“CRA” means the Canada Revenue Agency.
“Dealer Manager” means J.P. Morgan Securities LLC.
“Depositary” means TSX Trust Company.
“Deposited Shares” means Shares validly deposited or tendered pursuant to the Offer and not validly withdrawn.
“DTC” means the Depository Trust Company.
“EDGAR” means the SEC’s Electronic Document Gathering and Retrieval System.
“Eligible Institution” means a Canadian Schedule I chartered bank, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP).
“Equivalent Securities” has the meaning set forth in Section 5 of the Offer to Purchase, “Procedure for Depositing Shares” under “Prohibition on “Short” Tenders”.
“ESPP” means the Company’s 2020 Employee Stock Purchase Plan.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Expiration Date” means September 29, 2026 or such later date to which the Offer may be extended by the Company.
“Extension Relief” means the exemptive relief the Company has obtained from the securities regulatory authorities in Canada to permit the Company to extend the Offer, in circumstances in which all of the terms and conditions of the Offer have either been satisfied or waived by the Company, without first taking up Shares which have been validly deposited (and not validly withdrawn) before the Offer was previously scheduled to expire.
“First Nguyen Litigation Bonus” has the meaning set forth in Section 10 of the Circular, “Interest of Directors and Officers” under “Employment Agreements.”
“Future Nguyen Litigation Bonus” has the meaning set forth in Section 10 of the Circular, “Interest of Directors and Officers” under “Employment Agreements”.
“Genevant” means Genevant Sciences Ltd. and its affiliates.
“Information Agent” means Georgeson, LLC.
“IRS” means the Internal Revenue Service for the United States of America.
“JPM Canada” means J.P. Morgan Securities Canada Inc., an affiliate of the Dealer Manager.
“Letter of Transmittal” means the letter of acceptance and transmittal in the form forwarded with the Offer to Purchase and the Circular.
“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions, as amended.
“Moderna” means Moderna, Inc. and its affiliates.
“Moderna §1498 Appeal” has the meaning set forth in Section 10 of the Circular, “Interest of Directors and Officers” under “Employment Agreements.”

“Nasdaq” means the Nasdaq Global Select Market.
“Nguyen Employment Agreement” has the meaning set forth in Section 10 of the Circular, “Interest of Directors and Officers” under “Employment Agreements.”
“Non-Resident Shareholder” has the meaning set forth in Section 14 of the Circular, “Income Tax Considerations” under “Certain Canadian Federal Income Tax Considerations — Non-Resident Shareholders”.
“Noncontingent Settlement Payment” has the meaning set forth in Section 10 of the Circular, “Interest of Directors and Officers” under “Employment Agreements.”
“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form forwarded with the Offer to Purchase and the Circular.
“Odd Lot Holder” means a Shareholder who owns fewer than 100 Shares.
“Odd Lots” means, for purposes of the Offer, all Shares validly tendered at or below the Purchase Price by Odd Lot Holders.
“Offer” means the offer made to Shareholders to purchase that number of Shares having an aggregate purchase price not exceeding $230 million, the terms and conditions of which are set forth in the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.
“Offer to Purchase” means the attached offer to purchase.
“Person” means and includes any individual, sole proprietorship, partnership, joint venture, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, a trustee, executor, administrator or other legal representative and any governmental authority or any agency or instrumentality thereof.
“PFIC” means a passive foreign investment company.
“Pfizer/BioNTech” means Pfizer Inc., BioNTech SE and their affiliates.
“Prior Plans” means the 2011 Plan and the 2016 Plan.
“Proportionate Take Up Relief” means the exemptive relief the Company has obtained from the securities regulatory authorities in Canada for relief from the proportionate take up and related disclosure requirements in order to permit Proportionate Tenders to be made pursuant to the Offer.
“Proportionate Tender” means a deposit (or deemed deposit) where a tendering Shareholder does not specify a price or a number of Shares for the purchase by the Company but rather agrees to sell to the Company at the Purchase Price as determined pursuant to the Offer a number of Shares that will result in it maintaining its proportionate Share ownership in the Company following completion of the Offer.
“Public Float” has the meaning set forth in Section 3 of the Circular, “Purpose and Effect of the Offer” under “Liquidity of Market”.
“Purchase Price” means the price per Share (being not less than $5.00 and not more than $5.75 per Share) that Arbutus will pay for Deposited Shares, determined in accordance with the process described in Section 2 of the Offer to Purchase, “Purchase Price”.
“Purchase Price Tender” means a deposit (or deemed deposit) where tendering Shareholders do not specify a price per Share, but rather agree to have a specified number of Shares purchased at the Purchase Price as determined under the Offer, it being understood that, for the purposes of determining the Purchase Price, Shares that are the subject of Purchase Price Tenders will be deemed to have been tendered at the minimum price of $5.00 per Share.
“Remaining Moderna-Related Proceeds” has the meaning set forth in Section 10 of the Circular, “Interest of Directors and Officers” under “Employment Agreements.”

“Resident Shareholder” has the meaning set forth in Section 14 of the Circular, “Income Tax Considerations” under “Certain Canadian Federal Income Tax Considerations — Shareholders Resident in Canada”.
“Roivant” means Roivant Sciences Ltd.
“RSI” means Roivant Sciences, Inc., a wholly-owned subsidiary of Roivant.
“RSUs” means restricted stock units.
“SEC” means the U.S. Securities and Exchange Commission.
“SEC Regulatory Relief” means exemptive relief from the SEC under Rule 13e-4(f)(3) under the Exchange Act to allow for Proportionate Tenders to be made pursuant to the Offer.
“Section 302 tests” has the meaning set forth in Section 14 of the Circular, “Income Tax Considerations” under “Certain United States Federal Income Tax Consequences — Consequences of the Offer to U.S. Holders — Characterization of the Purchase — Distribution vs. Sale Treatment”.
“SEDAR+” means the System for Electronic Data Analysis and Retrieval + of the Canadian Securities Administrators.
“Settlement Agreement” has the meaning set forth in Summary Term Sheet, “Purpose of the Offer.”
“Share Buyback Tax” has the meaning set forth in Section 14 of the Circular, “Income Tax Considerations” under “Certain Canadian Federal Income Tax Considerations — Tax Considerations for the Company”.
“Shareholder” means a registered or beneficial holder of outstanding Shares, as the context requires.
“Shares” means common shares in the capital of the Company.
“Shareworks” has the meaning set forth in Section 5 of the Offer to Purchase, “Procedure for Depositing Shares”.
“Subsidiary” means Arbutus Biopharma, Inc.
“Tax Act” means the Income Tax Act (Canada), as amended.
“Tax Proposals” has the meaning set forth in Section 14 of the Circular, “Income Tax Considerations” under “Certain Canadian Federal Income Tax Considerations — General”.
“taxable capital gain” has the meaning set forth in Section 14 of the Circular, “Income Tax Considerations” under “Certain Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Taxation of Capital Gains and Losses”.
“TCP Proposals” has the meaning set forth in Section 14 of the Circular, “Income Tax Considerations” under “Certain Canadian Federal Income Tax Considerations — Non-Resident Shareholders”.
“Transfer Agent” means TSX Trust Company, the registrar and transfer agent of the Shares.
“Treasury” has the meaning set forth in Section 14 of the Circular, “Income Tax Considerations” under “Certain United States Federal Income Tax Consequences”.
“U.S.-Canada Tax Treaty” has the meaning set forth in Section 14 of the Circular, “Income Tax Considerations” under “Certain United States Federal Income Tax Consequences”.
“U.S. Government Litigation” has the meaning set forth in Section 10 of the Circular, “Interest of Directors and Officers” under “Employment Agreements.”
“U.S. Holder” has the meaning set forth in Section 14 of the Circular, “Income Tax Considerations” under “Certain United States Federal Income Tax Consequences”.

SUMMARY TERM SHEET
This summary term sheet is provided for your convenience. It highlights certain material information relating to the Offer, but you should understand that it does not describe all of the details of the Offer to the same extent as described elsewhere herein. The Company therefore urges you to read the entire Offer to Purchase, Circular, Letter of Transmittal and Notice of Guaranteed Delivery because they each contain important information. References have been included to certain sections of the Offer where you will find a more complete discussion.
Purpose of the Offer
The Board of Directors believes that the purchase of Shares by the Company is in the best interests of the Company and its Shareholders. On July 8, 2026, the Company received $178 million as its share of the noncontingent payment under the settlement agreement (the “Settlement Agreement”) entered into with Moderna to resolve all global patent infringement litigation and patent revocation proceedings related to Moderna’s infringement of patents protecting Arbutus’ industry-leading LNP technology in Moderna’s COVID-19 vaccines and other products. In connection with the receipt of these funds, the Board of Directors believes that the Offer represents an efficient mechanism to provide Shareholders with an opportunity to sell a significant portion of their Shares at a premium over current market prices and thereby to receive a return of some or all of their investment in the Company, while also permitting them the opportunity to retain a continuing interest in the Company. The Offer provides a mechanism for completing a sizeable repurchase of Shares more rapidly than would be possible through open market repurchases in compliance with applicable United States and Canadian securities laws.
The Offer also provides Shareholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales; however, Shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply.
Shareholders who are holders of vested options may exercise their vested options and tender any of the Shares issued upon exercise. Shareholders must exercise their options on or prior to 5:00PM ET on September 22, 2026 to receive their Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. Shareholders who are holders of RSUs may only tender Shares that such Shareholders have acquired through vesting of such RSUs. Shareholders who are participants in the Company’s ESPP may tender Shares that such Shareholders have purchased through the ESPP, including Shares purchased through the ESPP up to and including the purchase period ending on August 31, 2026. Shareholders may not tender Shares that such Shareholders are eligible to purchase in the purchase period that will end on February 28, 2027 (even if such Shareholders have made purchase contributions via payroll deductions prior to the end of the Offer).
The Offer will allow the Company to return up to $230 million of capital to Shareholders who elect to tender their Shares while at the same time increasing the Share ownership of Shareholders who elect not to tender.
See Section 5 of the Offer to Purchase, “Procedure for Depositing Shares” and Section 3 of the Circular, “Purpose and Effect of the Offer”.

Expiration Date	The Offer expires at 5:00 p.m. (New York City time) on September 29, 2026 or at such later time and date to which the Offer may be extended by the Company, unless withdrawn. See Section 1 of the Offer to Purchase, “The Offer”.
Payment Date	The Company will comply with both U.S. and Canadian regulations governing the timing for acceptance of and payment for Shares, except to the extent that it has obtained exemptive relief from those requirements from the applicable regulatory authorities. Under U.S. regulations, Arbutus is required to promptly accept for payment and promptly thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer. Under Canadian regulations, Arbutus must take up the Shares to be purchased pursuant to the Offer as soon as reasonably practicable after the Expiration Date and in any event not later than 10 days after the Expiration Date, provided that the conditions of the Offer (as the same may be varied) have been satisfied or waived. Any Shares taken up will be paid for in accordance with applicable U.S. and Canadian securities laws. See Section 9 of the Offer to Purchase, “Taking Up and Payment for Deposited Shares”.
The Company expects to accept and pay for Shares validly tendered and not validly withdrawn prior to the Expiration Date on or about October 2, 2026, the third Business Day following the Expiration Date (assuming the Expiration Date is not extended beyond September 29, 2026), or promptly thereafter.

Currency of Payment	The Purchase Price will be denominated in United States dollars and payments of amounts owing to Shareholders whose Shares are taken up will be made in United States dollars. However, Shareholders may elect to receive the Purchase Price in an amount of Canadian dollars determined using the applicable exchange rate as described in the Offer. In such case, the risk of any fluctuation in exchange rates, including risks related to the particular date and time at which funds are converted, will be borne solely by the Shareholder. See Section 2 of the Offer to Purchase, “Purchase Price”.
Methods of Tender
Shareholders wishing to tender to the Offer may do so pursuant to:
•
Auction Tenders in which the tendering Shareholders specify the number of Shares being tendered and specify an Auction Price of not less than $5.00 and not more than $5.75 per Share in increments of $0.05 per Share;

•
Purchase Price Tenders in which the tendering Shareholders do not specify a price per Share, but rather agree to have a specified number of Shares purchased at the Purchase Price to be determined pursuant to the Offer; or

•
Proportionate Tenders in which the tendering Shareholders agree to sell to the Company, at the Purchase Price to be determined pursuant to the Offer, a number of Shares that will result in them maintaining their respective proportionate Share ownership in the Company following completion of the Offer. See Section 1 of the Offer to Purchase, “The Offer”.

Purchase Price
The Purchase Price will be determined in the manner described in the Offer, taking into account the Auction Prices and the number of Shares deposited pursuant to Auction Tenders and Purchase Price Tenders, but will be not less than $5.00 and not more than $5.75 per Share. The Purchase Price will be the lowest price that enables the Company to purchase that number of Shares pursuant to valid Auction Tenders and Purchase Price Tenders having an aggregate purchase price not exceeding the Auction Tender Limit Amount.
All Shares purchased by the Company pursuant to the Offer (including Shares tendered at Auction Prices below the Purchase Price) will be purchased at the same Purchase Price.
A Shareholder making an Auction Tender may deposit different Shares at different prices, but a Shareholder cannot deposit the same Shares pursuant to more than one method of tender or pursuant to an Auction Tender at more than one price. Shareholders may deposit different Shares pursuant to Auction Tenders and Purchase Price Tenders but cannot make an Auction Tender or Purchase Price Tender as well as a Proportionate Tender.

The Company will return all Shares not purchased under the Offer, including Shares not purchased as a result of proration or invalid tender or Shares deposited pursuant to Auction Tenders at prices in excess of the Purchase Price, promptly after the Expiration Date. See Section 2 of the Offer to Purchase, “Purchase Price”.
Number of Shares to be Purchased	Arbutus will purchase Shares under the Offer to a maximum aggregate amount of $230 million. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased will not be known until after the Expiration Date. If the Auction Tender Purchase Amount is equal to or greater than the Auction Tender Limit Amount, the Company will repurchase a total number of Shares having an aggregate value equal to $230 million. If the Auction Tender Purchase Amount is less than the Auction Tender Limit Amount, the Company will repurchase a total number of Shares having an aggregate purchase price equal to the product of (i) $230 million, and (ii) a fraction, the numerator of which is the Auction Tender Purchase Amount, and the denominator of which is the Auction Tender Limit Amount. See Section 3 of the Offer to Purchase, “Number of Shares, Proration and Proportionate Tenders”.
Proration
If the aggregate purchase price for Shares validly tendered and not validly withdrawn pursuant to Auction Tenders at Auction Prices at or below the Purchase Price and Purchase Price Tenders is less than or equal to the Auction Tender Limit Amount, the Company will purchase at the Purchase Price all Shares so tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders.
If the Auction Tender Purchase Amount is greater than the Auction Tender Limit Amount, the Company will purchase a portion of the Shares so tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders, as follows: (i) first, the Company will purchase all Shares tendered at or below the Purchase Price by Odd Lot Holders who have tendered all of their Shares at or below the Purchase Price; and (ii) second, the Company will purchase at the Purchase Price on a pro rata basis that portion of the Shares tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders having an aggregate purchase price, based on the Purchase Price, equal to (A) the Auction Tender Limit Amount, less (B) the aggregate amount paid by the Company for Shares tendered by Odd Lot Holders. The Company will purchase at the Purchase Price, payable in cash, less any applicable withholding taxes and without interest, a number of Shares from Shareholders making valid Proportionate Tenders that results in such tendering Shareholders maintaining their respective proportionate Share ownership in the Company following completion of the Offer (subject to nominal differences due to the quantity of Shares purchased from such Shareholders being rounded down to the nearest whole number of Shares to avoid the purchase of fractional Shares). See Section 3 of the Offer to Purchase, “Number of Shares, Proration and Proportionate Tenders”.

Delivery Procedure
Each Shareholder wishing to deposit Shares pursuant to the Offer must:
•
provide a properly completed and duly executed Letter of Transmittal, in accordance with the instructions in such Letter of Transmittal, which must be accompanied by certificates for any Deposited Shares that are represented by physical share certificates, together with all other documents required by the Letter of Transmittal and must be delivered to, and received by, the Depositary at one of the addresses listed in the Letter of Transmittal by the Expiration Date;

•
follow the guaranteed delivery procedure described in Section 5 of the Offer to Purchase, “Procedure for Depositing Shares”; or

•
transfer Shares pursuant to a book-entry transfer, provided that a Book-Entry Confirmation through the CDSX system (in the case of Shares held in CDS) or an Agent’s Message (in the case of Shares held in DTC) is received by the Depositary at its office in Toronto, Ontario prior to the Expiration Date (as such terms are defined herein).
A Shareholder who wishes to deposit Shares under the Offer and who holds such Shares through an investment dealer, stock broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Shares under the Offer. See Section 5 of the Offer to Purchase, “Procedure for Depositing Shares”.

Brokerage Commissions	Shareholders depositing Shares will not be obligated to pay brokerage fees or commissions to the Company or to the Depositary. However, Shareholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their own brokers or other intermediaries in connection with a deposit of Shares pursuant to the Offer. See Section 9 of the Offer to Purchase, “Taking Up and Payment for Deposited Shares”.
Conditions to the Offer	The obligation of the Company to take up and pay for any Shares deposited under the Offer is subject to the conditions described in Section 7 of the Offer to Purchase, “Certain Conditions of the Offer”.
Withdrawal Rights	Shares deposited pursuant to the Offer may be withdrawn by the Shareholder (a) at any time if the Shares have not been taken up (i.e., accepted for purchase) by the Company before actual receipt by the Depositary of a notice of withdrawal in respect of such Shares, (b) at any time before the expiration of ten (10) days from the date that a notice of change or variation (unless (i) the variation consists solely of an increase in the consideration offered for those Shares pursuant to the Offer where the time for deposit is not extended for greater than ten days, or (ii) the variation consists solely of the waiver of a condition of the Offer) has been given in accordance with Section 8 of the Offer to Purchase, “Extension and Variation of the Offer”, or (c) at any time if the Shares have been taken up but not paid for by the Company within three Business Days of being taken up. In addition, pursuant to Rule 13e-4(f) under the Exchange Act, Shares may also be withdrawn after October 21, 2026, which is the 40th Business Day (for purposes of United States federal holidays) after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by the Company pursuant to the Offer and not validly withdrawn.
Position of the Company and its Directors	Neither the Company nor its Board of Directors makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing Shares. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisors and make their own decisions whether to deposit Shares under the Offer, how many Shares to deposit and whether to specify a price and, if so, at what price to deposit such Shares. See Section 1 of the Offer to Purchase, “The Offer”.
Interest of Affiliate
Roivant is the beneficial owner of 38,847,462 Shares, which represents approximately 19.6% of all issued and outstanding Shares as of August 19, 2026. Roivant has advised the Company that it intends to make a Proportionate Tender. The Company’s Chief Executive Officer and Chairperson of the Board of Directors, Lindsay Androski, is also employed by RSI, a wholly-owned subsidiary of Roivant, where she serves as President of Roivant Social Ventures, and as Special Counsel at Genevant, also a subsidiary of Roivant. Two of the Company’s other directors are employed by RSI: Matthew Gline, RSI’s Chief Executive Officer, and Joseph Bishop, RSI’s Senior Vice President, Finance.
See Section 11 of the Circular, “Arrangements Concerning Shares.”

Directors & Officers	We have been advised that certain of our directors and officers of the Company named under Section 10 of the Circular, “Interest of Directors and Officers — Ownership of Arbutus’ Securities”, intend to participate in the Offer and tender up to an aggregate of 682,630 Shares through Purchase Price Tenders. See Section 10

“Interest of Directors and Officers — Ownership of Arbutus’ Securities” and Section 11 “Arrangements Concerning Shares” of the Circular.
Tax Considerations	Shareholders should carefully consider the income tax consequences of having Shares being purchased under the Offer. See Section 14 of the Circular, “Income Tax Considerations”.
Trading Information	On August 21, 2026, the last full trading day prior to the commencement of the Offer, the closing price of the Shares on Nasdaq was $5.21 per Share, which is above the $5.00 per Share lower end of the price range for the Offer. Accordingly, an election to accept the Purchase Price determined in the Offer may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. During the 12-month period ended August 21, 2026, the closing prices of the Shares on Nasdaq has ranged from a low of $3.50 to a high of $5.22. See Section 5 of the Circular, “Price Range of Shares”.
Further Information	For further information regarding the Offer, Shareholders may contact the Depositary, the Information Agent or the Dealer Manager or consult their own brokers. The address and telephone numbers and email of the Depositary, the Information Agent and Dealer Manager are set forth on page iv and the back cover of the Offer. See Section 18 of the Circular, “Depositary and Information Agent.”
NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD DEPOSIT OR REFRAIN FROM DEPOSITING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THE OFFER. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

OFFER TO PURCHASE
To the holders of Shares of Arbutus Biopharma Corporation:
1.   The Offer
The Company hereby offers, upon the terms and subject to the conditions described in this Offer to Purchase and Circular, the related Letter of Transmittal and the Notice of Guaranteed Delivery, to purchase for cancellation a number of Shares having an aggregate purchase price not exceeding $230 million pursuant to:
•
Auction Tenders at an Auction Price of not less than $5.00 and not more than $5.75 per Share in increments of $0.05 per Share, as specified by the Shareholders;

•
Purchase Price Tenders; or

•
Proportionate Tenders.

The Offer will commence on August 24, 2026, the date of this Offer to Purchase, and will expire at 5:00 p.m. (New York City time) on September 29, 2026, or at such later time and date to which the Offer may be extended by the Company, unless withdrawn. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer.
THE OFFER IS NOT CONDITIONAL UPON ANY MINIMUM NUMBER OF SHARES BEING DEPOSITED AND IS NOT SUBJECT TO A FINANCING CONDITION. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE, “CERTAIN CONDITIONS OF THE OFFER”.
Each Shareholder who has properly deposited Shares pursuant to an Auction Tender at or below the Purchase Price, a Purchase Price Tender or a Proportionate Tender and who has not validly withdrawn such Shares will receive the Purchase Price, payable in cash, less any applicable withholding taxes and without interest, for all Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and the preferential acceptance of odd lots described herein.
Arbutus will return all Shares not purchased under the Offer (including Shares not purchased because of proration or invalid tenders and Shares deposited pursuant to Auction Tenders at prices in excess of the Purchase Price), or properly withdrawn before the Expiration Date.
None of Arbutus, its Board of Directors, the Dealer Manager, the Information Agent or the Depositary, makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing Shares. Shareholders must make their own decisions as to whether to deposit Shares under the Offer, how many Shares to deposit and whether to specify a price and, if so, at what price to deposit such Shares. Shareholders should carefully consider the income tax consequences of having Shares being purchased under the Offer. See Section 14 of the Circular, “Income Tax Considerations”.
This Offer to Purchase and the accompanying Circular, Letter of Transmittal and Notice of Guaranteed Delivery contain important information and should be read carefully before making a decision with respect to the Offer.
2.   Purchase Price
Purchase Price
Promptly following the Expiration Date, the Company will determine the Purchase Price, representing a single price per Share, which will not be less than $5.00 and not more than $5.75 per Share taking into account the Auction Prices and the number of Shares deposited pursuant to Auction Tenders and Purchase Price Tenders. The Purchase Price will be the lowest price that enables the Company to purchase that number of Shares pursuant to valid Auction Tenders and Purchase Price Tenders at the Auction Tender Limit Amount equal to (i) $230 million less (ii) the product of (A) $230 million and (B) a fraction, the numerator of which is the aggregate number of Shares owned by Shareholders making valid Proportionate Tenders, and the denominator of which is the aggregate number of Shares outstanding at the time of the Expiration Date. If the Purchase Price is determined to be $5.00 (which is the minimum price per Share under the Offer), the maximum number of Shares that may be purchased by the Company is 46,000,000 Shares. If the Purchase Price is determined to be $5.75 (which is the maximum price per Share under the Offer), the maximum number of Shares that may be purchased by the Company is 40,000,000 Shares. For the purpose of determining the Purchase Price, Shares tendered pursuant to a Purchase Price Tender will be considered to have been tendered at a price of $5.00 per Share (which is the minimum price per Share under the Offer). Shares tendered pursuant to a Proportionate Tender will be considered to have been tendered at a price per Share equal to the Purchase Price. Shares tendered by a Shareholder pursuant to an Auction Tender will not be purchased by the Company pursuant to the Offer if the price per Share specified by the Shareholder is greater than the Purchase Price. Shareholders who validly tender Shares without specifying the method in which they are tendering their Shares, or who make an invalid Proportionate Tender, including by tendering an insufficient number of Shares to satisfy the Proportionate Tender, will be deemed to have made a Purchase Price Tender with respect to all such Shares. Shareholders who wish to deposit Shares without specifying a price at which such Shares may be purchased by the Company should tender Shares in a Purchase Price Tender. Under a Purchase Price Tender, Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price determined as provided herein.
Shareholders should be aware that Shares tendered in Purchase Price Tenders will be deemed to have been tendered at the minimum price of $5.00 per Share and such tenders may result in a lower Purchase Price than might otherwise have been determined. On August 21, 2026, the last full trading day prior to the commencement of the Offer, the reported closing price of Arbutus’s Shares on the Nasdaq Stock Market was US$5.21 per Share, which is above the US$5.00 per Share lower end of the price range for the Offer. Accordingly, an election to accept the Purchase Price determined in the Offer may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date.
As promptly as practicable after determining the Purchase Price, Arbutus will publicly announce the Purchase Price and all Shareholders who have validly deposited and not validly withdrawn their Shares pursuant to Auction Tenders at or below the Purchase Price or pursuant to Purchase Price Tenders or Proportionate Tenders will receive the Purchase Price, payable in cash, less any applicable withholding taxes and without interest, for all Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and the preferential acceptance of odd lots described herein. See Section 3 of the Offer to Purchase, “Number of Shares, Proration and Proportionate Tenders”.
All Shares purchased by the Company pursuant to the Offer (including Shares at Auction Prices below the Purchase Price) will be purchased at the Purchase Price. All Auction Tenders, Purchase Price Tenders and Proportionate Tenders will be subject to adjustment to avoid the purchase of fractional Shares. Arbutus will return all Shares not purchased under the Offer, including Shares not purchased because of proration or invalid tenders or Shares deposited pursuant to Auction Tenders at prices in excess of the Purchase Price, or properly withdrawn before the Expiration Date. All payments to Shareholders will be subject to deduction of applicable withholding taxes.
No alternative, conditional or contingent tenders will be accepted.
Currency
Each registered Shareholder who has tendered Shares under the Offer will receive payment of the Purchase Price for purchased Shares in United States dollars, unless such Shareholder exercises the applicable election in the Letter of Transmittal and Notice of Guaranteed Delivery to use the Depositary’s currency exchange services to convert payment of the Purchase Price of the tendered Shares into Canadian dollars as described below. There is no additional fee payable by Shareholders who elect to use the Depositary’s currency exchange services.
Each non-registered or beneficial Shareholder who has tendered Shares under the Offer will receive payment of the Purchase Price for purchased Shares in United States dollars, unless such non-registered Shareholder contacts the intermediary in whose name such Shareholder’s shares are registered and requests that the intermediary make an election on its behalf to receive the Purchase Price in Canadian dollars as described below.

The exchange rate that will be used to convert payments from United States dollars into Canadian dollars will be the rate available from TSX Trust Company, in its capacity as foreign exchange service provider, on the date on which the funds are converted, which rate will be based on the prevailing market rate on such date. The risk of any fluctuations in such rates, including risks relating to the particular date and time at which funds are converted, will be borne solely by the Shareholder. TSX Trust Company will act as principal in such currency conversion transactions.
Accounting Treatment of the Offer
The accounting for our purchase of Shares in the Offer will result in a reduction of our total equity in an amount equal to the aggregate purchase price of the Shares we purchase plus the fees related to the Offer, a corresponding reduction in cash and cash equivalents and a reduction in the weighted average number of outstanding Shares for the purposes of calculating earnings per Share in an amount equal to the weighted average number of Shares that we repurchase pursuant to the Offer.
3.   Number of Shares, Proration and Proportionate Tenders
We will purchase, upon the terms and subject to the conditions of the Offer, at the Purchase Price, Deposited Shares up to a maximum aggregate purchase price of $230 million. The number of Shares that the Company will purchase pursuant to the Offer and the aggregate purchase price will vary depending on whether the Auction Tender Purchase Amount is less than or equal to the Auction Tender Limit Amount. If the Auction Tender Purchase Amount is less than the Auction Tender Limit Amount, the Company will purchase proportionately fewer Shares and the aggregate purchase price therefor will be proportionately less. If the Auction Tender Purchase Amount is equal to the Auction Tender Limit Amount, the Company will purchase 40,000,000 Shares if the Purchase Price is $5.75 per Share (the maximum price per Share under the Offer) and 46,000,000 Shares if the Purchase Price is $5.00 per Share (the minimum price per Share under the Offer), in both cases for an aggregate purchase price of $230 million. The Offer is not conditional upon any minimum number of Shares being properly deposited under the Offer and is not subject to a financing condition.
As of August 19, 2026, there were 198,105,743 Shares issued and outstanding. As of August 19, 2026, an aggregate of 16,129,000 Shares remained available for future awards under our 2026 Omnibus Share and Incentive Plan (the “2026 Omnibus Incentive Plan”). As of August 19, 2026, there were 6,904,210 Shares subject to currently outstanding options. We also have awarded an aggregate of 1,182,524 Shares in respect of RSUs which remain unvested as of the date of the Offer. Accordingly, the Offer is for approximately 23.2% of the total number of issued and outstanding Shares if the Purchase Price is determined to be $5.00 (which is the minimum price per Share pursuant to the Offer) or approximately 20.2% of the total number of issued and outstanding Shares if the Purchase Price is determined to be $5.75 (which is the maximum price per Share pursuant to the Offer).
If the Auction Tender Purchase Amount is less than or equal to the Auction Tender Limit Amount, the Company will purchase at the Purchase Price all Shares so tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders. If the Auction Tender Purchase Amount is greater than the Auction Tender Limit Amount, the Company will purchase a portion of the Shares so tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders, as follows: (i) first, the Company will purchase at the Purchase Price all Shares tendered by Odd Lot Holders who tender all of their Shares at or below the Purchase Price; and (ii) second, the Company will purchase at the Purchase Price on a pro rata basis that portion of the Shares tendered pursuant to Auction Tenders at or below the Purchase Price and Purchase Price Tenders having an aggregate purchase price, based on the Purchase Price, equal to (A) the Auction Tender Limit Amount, less (B) the aggregate amount paid by the Company for Shares tendered by Odd Lot Holders. The pro-ration percentage for each individual Shareholder other than Odd Lot Holders within the Auction Tender/Purchase Price Tender pool will be calculated as (1) the number of Shares such Shareholder has tendered at or below the Purchase Price, divided by (2) the total number of Shares tendered pursuant to Auction Tenders (at prices at or below the Purchase Price) and Purchase Price Tenders, excluding in each case Shares purchased from Odd Lot Holders pursuant to clause (i) above. Shares that are tendered above the Purchase Price will not be taken into account and will therefore be excluded from the pro-ration calculation.

As set out above, Odd Lots will be accepted for purchase before any proration. In order to qualify for this preference, an Odd Lot Holder must properly tender, pursuant to an Auction Tender at a price at or below the Purchase Price or pursuant to a Purchase Price Tender, all Shares beneficially owned by such Odd Lot Holder. Partial tenders will not qualify for this preference. This preference is not available to holders of 100 or more Shares even if holders have separate share certificates or Direct Registration System (DRS) accounts for fewer than 100 Shares or hold fewer than 100 Shares in different accounts. Any Odd Lot Holder wishing to tender all Shares beneficially owned, without proration, must complete the appropriate box on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. Shareholders owning an aggregate of fewer than 100 Shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions, but will also avoid any odd lot discounts, each of which may be applicable on a sale of their Shares in a transaction on Nasdaq.
Regardless of proration, the Company will always purchase at the Purchase Price a number of the Shares from Shareholders making valid Proportionate Tenders that results in such Shareholders maintaining their respective proportionate Share ownership in the Company following completion of the Offer (subject to nominal differences due to the quantity of Shares purchased from such Shareholders being rounded down to the nearest whole number of Shares to avoid the purchase of fractional Shares). Shareholders making Proportionate Tenders will be prorated in a separate proration pool from Shareholders making Auction Tenders and/or Purchase Price Tenders. Such proration will be based on the number of Shares necessary for such Shareholders to maintain their existing ownership percentages. These proration mechanics are required to permit Proportionate Tenders pursuant to the Offer and differ from the standard mechanics required under applicable securities laws in issuer bids/tender offers without Proportionate Tenders. Arbutus has obtained the Proportionate Take Up Relief from the securities regulatory authorities in Canada in order to permit Proportionate Tenders to be purchased under the Offer and has also obtained SEC Regulatory Relief for that purpose.
If the Auction Tender Purchase Amount is equal to or greater than the Auction Tender Limit Amount, the Company will repurchase a total number of Shares having an aggregate value equal to $230 million. If the Auction Tender Purchase Amount is less than the Auction Tender Limit Amount, the Company will repurchase a total number of Shares having an aggregate value equal to the product of (i) $230 million, and (ii) a fraction, the numerator of which is the Auction Tender Purchase Amount, and the denominator of which is the Auction Tender Limit Amount.
If no Auction Tenders or Purchase Price Tenders are made pursuant to the Offer, no Shares will be purchased by the Company.
4.   Announcement of Results of the Offer
We will announce the preliminary results of the Offer, including the preliminary Purchase Price and preliminary information about any expected proration, on the Business Day following the Expiration Date. We expect to announce the final results of any proration and the final Purchase Price approximately two Business Days after the Expiration Date and to accept and pay for tendered Shares on or about three Business Days after the Expiration Date or promptly thereafter.
5.   Procedure for Depositing Shares
Proper Deposit of Shares
Shareholders who wish to accept the Offer may do so by making Auction Tenders, Purchase Price Tenders or Proportionate Tenders. In accordance with the Instructions to the Letter of Transmittal, each Shareholder desiring to deposit Shares pursuant to the Offer must indicate (a) in Box A captioned “Type of Tender” on such Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, whether Shares are deposited pursuant to an Auction Tender, Purchase Price Tender, or Proportionate Tender; (b) in Box G, if an Auction Tender is made, the price (in increments of $0.05 per Share) at which such Shares are being deposited; (c) in Box B, if a Proportionate Tender is made, the total number of Shares the participating Shareholder owns; and (d) in Box E, if applicable, whether the Shareholder is making an Odd Lot deposit in accordance with Instruction 7 of the Letter of Transmittal.

A Shareholder who wishes to make an Auction Tender will be required to specify, among other things, the number of Shares that it wishes to sell and the price per Share (not less than $5.00 and not more than $5.75 per Share and in increments of $0.05 per Share) at which it is prepared to sell those Shares. A Shareholder may make multiple Auction Tenders but not in respect of the same Shares (i.e., Shareholders may deposit different Shares at different prices but cannot deposit the same Shares at different prices). A Shareholder may also make an Auction Tender in respect of certain Shares and a Purchase Price Tender in respect of other Shares. Shareholders who make an Auction Tender or Purchase Price Tender may not make a Proportionate Tender. Odd Lot Holders making an Auction Tender or a Purchase Price Tender will be required to tender all Shares owned by the Shareholder. Proportionate Tenders or partial tenders will not be accepted from Odd Lot Holders.
A Shareholder who wishes to make a Purchase Price Tender or a Proportionate Tender may not specify an Auction Price. A Shareholder who makes a Proportionate Tender will be deemed to have agreed to sell to the Company at the Purchase Price a number of Shares that will result in the Shareholder maintaining its, his or her respective proportionate Share ownership in the Company following completion of the Offer. Registered Shareholders may make a Proportionate Tender and non-registered Shareholders may instruct their nominees to make a Proportionate Tender. All Shareholders who make a Proportionate Tender must state how many Shares they own in the Letter of Transmittal or instruction to their nominee, as the case may be. A registered Shareholder who makes a Proportionate Tender must deposit either all of its Shares or a sufficient number of Shares to satisfy the Shareholder’s Proportionate Tender. The Letter of Transmittal provides guidance on how a registered Shareholder can calculate the minimum number of Shares that would need to be deposited. A non-registered Shareholder who wishes its nominee to make a Proportionate Tender must deposit all of its Shares. If a non-registered Shareholder wishes to become a registered Shareholder in order to make a Proportionate Tender by depositing only a sufficient number of Shares, the Shareholder should immediately contact its investment dealer, stock broker, bank, trust company or other nominee in order to take the necessary steps to have its Shares registered in the Shareholder’s name prior to tendering Shares pursuant to the Offer. A Shareholder who makes an invalid Proportionate Tender, including by tendering an insufficient number of Shares, will be deemed to have made a Purchase Price Tender. Shareholders who make a Proportionate Tender may not make an Auction Tender or a Purchase Price Tender.
Shares deposited pursuant to an Auction Tender in compliance with the procedures set forth herein will be taken up only if the Auction Price specified in the Auction Tender is equal to or less than the Purchase Price.
Shareholders who tender Shares without making a valid Auction Tender, Purchase Price Tender or Proportionate Tender will be deemed to have made a Purchase Price Tender. A shareholder who makes an invalid Proportionate Tender, including by tendering an insufficient number of Shares, will be deemed to have made a Purchase Price Tender. If multiple boxes are checked in the same Letter of Transmittal indicating that Shares are being deposited pursuant to an Auction Tender, Purchase Price Tender, and/or Proportionate Tender, all Shares identified will be deemed to have been tendered pursuant to a Purchase Price Tender.
A shareholder desiring to deposit Shares in separate lots at a different price for each lot must complete a separate Letter of Transmittal (and, if applicable, a separate Notice of Guaranteed Delivery) for each price at which the Shareholder is depositing Shares. The same Shares cannot be deposited pursuant to different tender methods or pursuant to an Auction Tender at more than one price.
Holders of Shares
To deposit Shares pursuant to the Offer, holders of Shares must (a) provide a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof), in accordance with the instructions in such Letter of Transmittal, together with share certificates for any Shares represented by physical certificates and all other documents required by the Letter of Transmittal and must be delivered to, and received by, the Depositary at one of the addresses listed in the Letter of Transmittal by the Expiration Date, (b) follow the guaranteed delivery procedure described below, or (c) transfer Shares pursuant to the procedures for book-entry transfer, provided that the Depositary receives at its office in Toronto, Ontario prior to the Expiration Date, (i) in the case of Shares held by CDS, a Book-Entry Confirmation of transfer of Shares into the Depositary’s account established at CDS in accordance with the terms of the Offer, through the CDSX book-entry system administered by CDS, or (ii) in the case of Shares held in DTC, a message, transmitted by DTC, to and received by the Depositary and forming a part of a DTC book-entry confirmation.
A non-registered Shareholder who desires to deposit Shares under the Offer should immediately contact such Shareholder’s investment dealer, stock broker, commercial bank, trust company or other nominee in order to take the necessary steps to be able to deposit such Shares under the Offer.
If an investment dealer, stock broker, bank, trust company or other nominee holds Shares for a Shareholder, it is likely the nominee has established an earlier deadline for that Shareholder to act to instruct the nominee to accept the Offer on its behalf. A Shareholder should immediately contact the Shareholder’s investment dealer, stock broker, bank, trust company or other nominee to find out the nominee’s deadline.
Participants of CDS or DTC should contact CDS or DTC, as applicable, to obtain instructions as to the method of depositing Shares under the terms of the Offer. CDS and DTC will be issuing instructions to their respective participants as to the method of depositing Shares under the terms of the Offer.
Shareholders who are holders of vested options may exercise their vested options and tender any of the Shares issued upon exercise. Shareholders must exercise their options on or prior to 5:00PM ET on September 22, 2026 to receive their Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. Shareholders who are holders of RSUs may only tender Shares that such Shareholders have acquired through vesting of such RSUs. Shareholders who are participants in the Company’s ESPP may tender Shares that such Shareholders have purchased through the ESPP, including Shares purchased through the ESPP up to and including the purchase period ending on August 31, 2026. Shareholders may not tender Shares that such Shareholders are eligible to purchase in the purchase period that will end on February 28, 2027 (even if such Shareholders have made purchase contributions via payroll deductions prior to the end of the Offer).
Shareholders who have (a) exercised vested options and hold such Shares issued upon exercise, (b) hold vested RSUs, or (c) purchased Shares through the ESPP, and in each case, hold such Shares in a Shareworks at Morgan Stanley at Work (“Shareworks”) account, will need to contact the Company’s Finance team at finance@arbutusbio.com to request that Shareworks tender such Shares. Such Shareholders must provide instructions to the Company on how such Shares should be tendered, and complete instructions need to be submitted to the Company’s Finance team by 5:00 PM ET on September 25, 2026, so that the Company can submit them to Shareworks in advance of the expiration of the Offer. Shareholders who submit tendering instructions but wish to withdraw their tender must notify the Company’s Finance team by 5:00 PM ET on September 25, 2026. Directions on how to tender Shares will be emailed to Shareholders with Shareworks accounts and will appear on Shareworks upon login. Online access to the Shareworks accounts is available at https://abus.solium.com. Shareholders with Shareworks accounts may also contact Shareworks at (877) 380-7793. Shareholders who have transferred Shares from Shareworks to another account, may tender such Shares in the Offer from that account.
Signature Guarantees
No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder appears on the share certificate deposited therewith, in the case of Shares represented by physical certificates, or on the holder’s Direct Registration System (DRS) account statement, and payment is to be made directly to such registered holder, or (b) Shares are deposited for the account of an Eligible Institution. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See the appropriate instructions in the Letter of Transmittal.
If a certificate representing Shares or a Direct Registration System (DRS) account statement is registered in the name of a Person other than the signatory to a Letter of Transmittal, or if payment is to be made, or certificates or Direct Registration System (DRS) account statements representing Shares not purchased are to be issued, to a Person other than the registered holder, the certificate evidencing such Shares (if any) must be endorsed or accompanied by an appropriate stock power, or a stock transfer power referencing Shares held in a Direct Registration System (DRS) account, in either case, signed exactly as the name of the registered holder appears on the certificate or Direct Registration System (DRS) account statement with the signature on the certificate or stock power signature guaranteed by an Eligible Institution.
Book-Entry Transfer Procedures
An account with respect to the Shares will be established at CDS for purposes of the Offer. Any financial institution that is a participant in CDS may make book-entry delivery of the Shares through CDSX by causing CDS to transfer such Shares into the Depositary’s account in accordance with CDS’s procedures for such transfer. Delivery of Shares to the Depositary by means of a book-entry transfer through CDSX will constitute a valid tender under the Offer.
Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its Toronto, Ontario office address set forth on the back-cover page of this Offer to Purchase and Circular prior to the Expiration Date. Shareholders, through their respective CDS Participants, who utilize CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and, therefore, such instructions received by the Depositary are considered a valid tender in accordance with the terms of the Offer. Delivery of documents to CDS does not constitute delivery to the Depositary.
Shareholders who have an account maintained by DTC may accept the Offer by following the procedures for book-entry transfer established by DTC, provided that a book-entry confirmation, together with an Agent’s Message in respect thereof, or a properly completed and duly executed Letter of Transmittal and any other required documents, are received by the Depositary at its office specified in the Letter of Transmittal prior to the Expiration Date of the Offer. If necessary, the Depositary will establish an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC’s systems may cause DTC to make a book-entry transfer of a Shareholder’s Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, as noted above, although delivery of Shares may be effected through book-entry transfer at DTC, either a Letter of Transmittal (or a manually signed facsimile copy thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of a Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary, at its office specified in the Letter of Transmittal prior to the Expiration Date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Depositary.
Procedures for Stock Options
The Company is not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender the Shares received upon exercise into the Offer. Options must be exercised on or prior to 5:00PM ET on September 22, 2026 in order to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.
To tender Shares that are held at Shareworks that were received upon exercise of a vested stock option, Shareworks participants must contact the Company’s Finance team at finance@arbutusbio.com to request that Shareworks tender such Shares. Shareworks participants must provide instructions to the Company on how such Shares should be tendered, and complete instructions need to be submitted to the Company’s Finance team by 5:00 PM ET on September 25, 2026, so that the Company can submit them to Shareworks in advance of the expiration of the Offer. Shareworks participants who submit tendering instructions but wish to withdraw their tender must notify the Company’s Finance team by 5:00 PM ET on September 25, 2026. Directions on how to tender Shares will be emailed to Shareworks participants and will appear on Shareworks upon login. Online access to the Shareworks accounts is available at abus.solium.com. The optionholder may also contact Shareworks at (877) 380-7793. Shareworks participants who have transferred Shares from Shareworks to another account, may tender such Shares in the Offer from that account.

Procedures for Vested RSUs
To tender vested RSUs that are held at Shareworks, Shareworks participants must contact the Company’s Finance team at finance@arbutusbio.com to request that Shareworks tender such Shares. Shareworks participants must provide instructions to the Company on how such Shares should be tendered, and complete instructions need to be submitted to the Company’s Finance team by 5:00 PM ET on September 25, 2026, so that the Company can submit them to Shareworks in advance of the expiration of the Offer. Shareworks participants who submit tendering instructions but wish to withdraw their tender must notify the Company’s Finance team by 5:00 PM ET on September 25, 2026. Directions on how to tender Shares will be emailed to Shareworks participants and will appear on Shareworks upon login. Online access to the Shareworks accounts is available at abus.solium.com. Shareworks participants may also contact Shareworks at (877) 380-7793. Shareworks participants who have transferred Shares from Shareworks to another account, may tender such Shares in the Offer from that account.
Procedures for Unvested RSUs
The Company is not offering, as part of the Offer, to purchase any outstanding shares of unvested RSUs, and tenders of unvested RSUs will not be accepted.
Procedures for Participants in the Company ESPP
The Company is not offering, as part of the Offer, to purchase contributions deducted via payroll which are being held for Share purchases under the ESPP on or after September 1, 2026. To tender Shares purchased through the ESPP up to and including the purchase period ending on August 31, 2026, and held at Shareworks (administrator of the Company’s ESPP), ESPP participants must contact the Company’s Finance team at finance@arbutusbio.com to request that Shareworks tender such Shares. ESPP participants must provide instructions to the Company on how such Shares should be tendered, and complete instructions need to be submitted to the Company’s Finance team by 5:00 PM ET on September 25, 2026, so that the Company can submit them to Shareworks in advance of the expiration of the Offer. ESPP participants who submit tendering instructions but wish to withdraw their tender must notify the Company’s Finance team by 5:00 PM ET on September 25, 2026. Directions on how to tender Shares will be emailed to ESPP participants and will appear on Shareworks upon login. Online access to the Shareworks accounts is available at https://abus.solium.com. ESPP participants may also contact Shareworks at (877) 380-7793. ESPP participants who have transferred Shares from Shareworks to another account, may tender such Shares in the Offer from that account.
Method of Delivery
The method of delivery of certificates representing Shares (in the case of Shares evidenced by certificates) and all other required documents is at the option and risk of the depositing Shareholder. If certificates representing Shares are to be sent by mail, registered mail that is properly insured is recommended and it is suggested that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or prior to such date. Delivery of a share certificate representing Shares will only be considered to have been made upon actual receipt of such share certificate representing Shares by the Depositary.
Lost or Stolen Certificates
If any certificate representing Shares has been lost or destroyed, the Shareholder should promptly notify the Transfer Agent at the phone number or address set forth on the back cover page of this document. The Shareholder will then be instructed as to the steps that must be taken in order to replace the certificate(s). The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed, and in such circumstances, a longer period of time may be needed to complete a tender of Shares. Shareholders are urged to contact the Depositary immediately in order to permit timely processing of this documentation.
Procedure for Guaranteed Delivery
If a Shareholder wishes to deposit Shares pursuant to the Offer and cannot deliver certificates for any Shares that are represented by physical share certificates, or the book-entry transfer procedures described above cannot be completed, prior to the Expiration Date, or time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be deposited if all of the following conditions are met:
(a)
such deposit is made by or through an Eligible Institution;

(b)
a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company through the Depositary is received by the Depositary, at its Toronto office listed in the Notice of Guaranteed Delivery, by the Expiration Date; and

(c)
a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) together with the share certificates for any Shares represented by physical share certificates that are proposed to be taken up in proper form for transfer, or, in the case of a book-entry transfer, a Book-Entry Confirmation through CDSX (in the case of Shares held in CDS) or an Agent’s Message (in the case of Shares held in DTC), and any other documents required by the Letter of Transmittal, are received by the Toronto office of the Depositary, on or before 5:00 p.m. (New York City time) on the first trading day on Nasdaq after the Expiration Date.

The Notice of Guaranteed Delivery may be hand delivered, couriered, mailed or transmitted by electronic mail transmission to the Toronto office of the Depositary listed in the Notice of Guaranteed Delivery, and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.
Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof), together with the share certificates for any Shares represented by physical share certificates that are proposed to be taken up in proper form for transfer, or Book-Entry Confirmation in lieu thereof relating to such Shares, with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal.
The tender information specified in a Notice of Guaranteed Delivery by a Person completing such Notice of Guaranteed Delivery will, in all circumstances, take precedence over the tender information that is specified in the related Letter of Transmittal that is subsequently deposited.
Return of Unpurchased Shares
All tendered Shares not purchased, including all Shares tendered pursuant to Auction Tenders at prices greater than the Purchase Price, Shares not purchased due to proration and Shares not accepted for purchase, will be returned to the tendering Shareholder promptly after the Expiration Date or termination of the Offer without expense to the tendering Shareholder.
In the case of Shares tendered through book-entry transfer into the Depositary’s account at DTC or CDS, the Shares will be credited to the appropriate account maintained by the tendering Shareholder at DTC or CDS, as applicable, without expense to the Shareholder.
In the case of Shares evidenced by physical certificates that were tendered by the Shareholder, those share certificates or new share certificates representing the Shares which are not purchased will be returned to the Shareholder without expense to the Shareholder.
Determination of Validity, Rejection and Notice of Defect
All questions as to the number of tenders to be accepted, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. Arbutus reserves the absolute right to reject any deposits of Shares determined by it not to be in proper form or completed in accordance with the instructions herein and in the Letter of Transmittal or the acceptance for payment of or payment for which may, in the opinion of the Company’s counsel, be unlawful. Arbutus also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the deposit of any particular Shares, and Arbutus’ interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No individual deposit of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with deposits must be cured within such time as Arbutus shall determine. None of Arbutus, the Depositary, the Information Agent, the Dealer Manager nor any other Person is or will be obligated to give notice of defects or irregularities in deposits, nor shall any of them incur any liability for failure to give any such notice. The Company’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding.
Under no circumstances will interest be paid by the Company or the Depositary by reason of any delay in making payment to any Person using the guaranteed delivery procedures, including without limitation any delay arising because the Shares to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary, and therefore payment by the Depositary on account of such Shares is not made until after the date the payment for the Deposited Shares taken up pursuant to the Offer is to be made by the Company.
Formation of Agreement
The proper deposit of Shares pursuant to any one of the procedures described above will constitute a binding agreement between the depositing Shareholder and the Company, effective as of the Expiration Date, upon the terms and subject to the conditions of the Offer.
Prohibition on “Short” Tenders
It is a violation of Rule 14e-4 promulgated under the Exchange Act for a Person acting alone or in concert with others, directly or indirectly, to tender shares for such Person’s own account unless at the time of tender and at the Expiration Date such Person has a “net long position” in (i) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into a number of shares (“Equivalent Securities”) that is equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another Person. A tender of shares made pursuant to any method of delivery set forth in the Offer to Purchase and the Circular will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4, and (ii) such tender of Shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.
Shares not deposited and purchased pursuant to the Offer will remain outstanding.
From time to time following the Expiration Date or other date of termination of the Offer, subject to applicable law and the rules of the Nasdaq, including the limitation described below, the Company or its affiliates may acquire any Shares that are not deposited pursuant to the Offer through open market purchases, issuer bids, tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof the Company or its affiliates will choose to pursue in the future.
Rule 14e-5 under the Exchange Act prohibits Arbutus and its affiliates from purchasing any Shares, other than pursuant to the Offer, from the time the Offer is publicly announced until the Offer expires, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Shares other than pursuant to the Offer until the expiration of 10 Business Days after the Expiration Date or other date of termination of the Offer. Subject to certain exceptions, Canadian provincial securities legislation prohibits the Company and its affiliates from acquiring any Shares, other than pursuant to the Offer, from the date of the announcement of the Company’s intention to make the Offer until the expiry of the Offer. Also subject to certain exceptions, Canadian provincial securities legislation prohibits the purchase of Shares, except by way of a transaction that is generally available to holders of Shares on identical terms, until at least 20 Business Days after the expiry of the Offer.
Further Assurances
Each Shareholder accepting the Offer covenants under the terms of the Letter of Transmittal to execute, upon request of Arbutus, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of any Shares proposed to be taken up by the Company. Each authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such Shareholder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the Shareholder and all obligations of the Shareholder therein shall be binding upon the heirs, personal representatives, successors and assigns of such Shareholder.
6.   Withdrawal Rights
Except as otherwise provided in this Section, deposits of Shares pursuant to the Offer will be irrevocable. Shares deposited pursuant to the Offer may be withdrawn by the Shareholder (a) at any time if the Shares have not been taken up (i.e., accepted for purchase) by the Company before actual receipt by the Depositary of a notice of withdrawal in respect of such Shares, (b) at any time before the expiration of ten (10) days from the date that a notice of change or variation (unless (i) the variation consists solely of an increase in the consideration offered for those Shares pursuant to the Offer where the time for deposit is not extended for greater than ten (10) days, or (ii) the variation consists solely of the waiver of a condition of the Offer) has been given in accordance with Section 8, “Extension and Variation of the Offer” of the Offer to Purchase; or (c) at any time if the Shares have been taken up but not paid for by the Company within three (3) Business Days of being taken up. In addition, pursuant to Rule 13e-4(f) under the Exchange Act, Shares may also be withdrawn after October 21, 2026, which is the 40th Business Day (for purposes of United States federal holidays) after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by the Company pursuant to the Offer and not validly withdrawn.
For a withdrawal to be effective, a written or printed copy of a notice of withdrawal must be actually received by the Depositary by the applicable date specified above at the place of deposit of the relevant Shares. Any such notice of withdrawal must be signed by or on behalf of the Person who signed the Letter of Transmittal or Notice of Guaranteed Delivery in respect of the Shares being withdrawn or, in the case of Shares tendered by a CDS Participant through CDSX, be signed by such participant in the same manner as the participant’s name is listed on the applicable Book- Entry Confirmation or, in the case of Shares tendered by a DTC participant, be signed by such participant in the same manner as the participant’s name is listed on the applicable Agent’s Message, and must specify the name of the Person who deposited the Shares to be withdrawn, the name of the registered holder, if different from that of the Person who deposited such Shares, and the number of Shares to be withdrawn. If any certificates for the Shares deposited pursuant to the Offer have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the depositing Shareholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 5 of the Offer to Purchase, “Procedure for Depositing Shares”), except in the case of Shares deposited by an Eligible Institution. A withdrawal of Shares deposited pursuant to the Offer may only be accomplished in accordance with the foregoing procedure. The withdrawal shall take effect only upon actual receipt by the Depositary of a written or printed copy of a properly completed and executed notice of withdrawal.
A Shareholder who wishes to withdraw Shares under the Offer and who holds Shares through an investment dealer, stock broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to withdraw such Shares under the Offer. Participants of CDS or DTC should contact these depositaries with respect to the withdrawal of Shares under the Offer. For Shareworks participants, the withdrawal deadline is 5PM ET on September 25, 2026.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Depositary, the Information Agent or the Dealer Manager or any other Person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice.
Any Shares properly withdrawn will thereafter be deemed not deposited for purposes of the Offer. However, withdrawn Shares may be redeposited prior to the Expiration Date by again following the procedures described in Section 5 of the Offer to Purchase, “Procedure for Depositing Shares”.
If the Company extends the period of time during which the Offer is open, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all Deposited Shares, and such Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as described in this Section.
7.   Certain Conditions of the Offer
The Offer is not conditioned on any minimum number of Shares being tendered and is not subject to a financing condition. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or to pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if, at any time on or after the commencement of the Offer and prior to the Expiration Date, any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than because of any action or inaction by us or our affiliates), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:
(a)
there shall have been threatened, taken or pending any action, suit or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other Person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction (i) challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Shares by the Company or otherwise directly or indirectly relating in any manner to or affecting the Offer, or (ii) seeking material damages or that otherwise, in the sole judgment of the Company, acting reasonably, has or may have a material adverse effect on the Shares, or the business, income, assets, liabilities, condition or position (financial or otherwise), properties, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole since August 24, 2026;

(b)
there shall have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Company or any of its subsidiaries by or before any court, government or governmental authority or regulatory or administrative agency or any statute, rule or regulation shall become operative or applicable in any jurisdiction that, in the sole judgment of the Company, acting reasonably, might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or would or might prohibit, prevent, restrict or delay consummation of the Offer since August 24, 2026;

(c)
there shall have occurred since August 24, 2026, (i) any general suspension of trading in securities on any securities exchange or in the over-the-counter market in the United States or Canada, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada (whether or not mandatory), (iii) a natural disaster or the commencement of a war, armed hostilities, act of terrorism or other international or national calamity directly or indirectly involving the United States or Canada, (iv) any material escalation of any war or armed hostilities involving the United States which had commenced prior to August 24, 2026 that is reasonably likely to materially and adversely affect our business or the trading in the Shares; (v) any limitation (whether or not mandatory) by any government or governmental authority or regulatory or administrative agency or any other event that, in the sole judgment of the Company, acting reasonably, might affect the extension of credit by banks or other lending institutions, (vi) a decrease in excess of 10% of the closing market price of the Shares on Nasdaq since the close of business on August 24, 2026; (vii) any change in the general political, market, economic or financial conditions (including, without limitation, any change in commodity prices) that, in the sole judgment of the Company, acting reasonably, has or may have a material adverse effect on the Company’s or its subsidiaries’, taken as a whole, business, operations or prospects or the trading in, or value of, the Shares, including but not limited to any such changes relating to the outbreak of epidemics, pandemics and other public health crises and governmental and regulatory actions taken in response thereto, or (viii) any decline in any of the S&P/TSX Composite Index, the Dow Jones Industrial Average or the S&P 500 Index by an amount in excess of 10%, measured from the close of business on August 24, 2026; (ix) any material change in the short-term or long-term interest rates in the United States or Canada; or (x) in the case of any of the foregoing existing at the time of the commencement of the Offer, an acceleration or worsening thereof;
(d)
there shall have occurred any change or changes (or any development involving any prospective change or changes) in the business, earnings, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of the Company or any of its subsidiaries that, in the sole judgment of the Company, acting reasonably, has, have or may have, individually or in the aggregate, material adverse effect with respect to the Company and its subsidiaries taken as a whole since August 24, 2026;

(e)
any take-over bid or tender or exchange offer with respect to some or all of the securities of Arbutus, or any merger, amalgamation, arrangement, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving Arbutus or any of its affiliates, other than the Offer, or any solicitation of proxies, other than by management, to seek to control or influence the Board of Directors, shall have been proposed, announced or made by any individual or entity;

(f)
the Company shall have concluded, in its sole judgment, acting reasonably, that the Offer or the take up and payment for any or all of the Shares by the Company is illegal or not in compliance with applicable law, or that necessary exemptions under applicable securities legislation, including exemptions from proportionate take up and related disclosure requirements and from the obligation to take up Shares in the event that the Offer is extended in certain circumstances applied for by the Company from the SEC and securities regulatory authorities in Canada, are not available to the Company for the Offer and, if required under any such legislation, the Company shall not have received the necessary exemptions from or waivers of the appropriate courts or securities regulatory authorities in respect of the Offer, including any rescission or modification of SEC Regulatory Relief granted prior to the date of the Offer and the Canadian Securities Regulatory Relief;

(g)
any changes shall have occurred or been proposed to the Code or the Tax Act, to the publicly available administrative policies or assessing practices of the IRS or the CRA or to relevant tax jurisprudence that, in the sole judgment of the Company, are detrimental to Arbutus or its affiliates taken as a whole or any one or more Shareholders, or with respect to making the Offer or taking up and paying for Shares deposited under the Offer;

(h)
the Company reasonably determines that the completion of the Offer and the purchase of the Shares may (i) cause the Shares to be delisted from Nasdaq or to be eligible for deregistration under the Exchange Act; or (ii) constitute a “Rule 13e-3 transaction”, as such term is defined in Rule 13e-3 under the Exchange Act;

(i)
no Auction Tenders or Purchase Price Tenders will have been made pursuant to the Offer; or

(j)
there will have occurred a material change in U.S., Canadian or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that could have, in the

Company’s reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the Shares.
The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion, acting reasonably, or may be waived by the Company, in its sole discretion, in whole or in part at any time, subject to applicable laws provided that the conditions listed in clauses (f) and (h) above are not waivable by the Company. In the event that one or more of the events described above occurs, we will as promptly as practicable notify Shareholders of our determination as to whether to: (i) waive or modify the applicable condition(s) and continue the Offer; or (ii) terminate the Offer. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by the Company concerning the events described in this Section 7 shall be final and binding on all parties.
Any waiver of a condition or the withdrawal of the Offer by Arbutus shall be deemed to be effective on the date on which notice of such waiver or withdrawal by the Company is delivered or otherwise communicated to the Depositary. Arbutus, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Offer, shall promptly make a public announcement of such waiver or withdrawal and provide or cause to be provided notice of such waiver or withdrawal to Nasdaq (if required), the SEC (if required, including by filing amendments to the Schedule TO) and the applicable Canadian securities regulatory authorities. If the Offer is withdrawn, the Company shall not be obligated to take up, accept for purchase or pay for any Shares deposited under the Offer, and the Depositary will promptly return all certificates for Deposited Shares, Letters of Transmittal and Notices of Guaranteed Delivery and any related documents to the parties by whom they were deposited.
8.   Extension and Variation of the Offer
Subject to applicable law, the Company expressly reserves the right, in its sole discretion, and regardless of whether or not any of the conditions specified in Section 7 of the Offer to Purchase, “Certain Conditions of the Offer,” shall have occurred, at any time or from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by giving written notice, or oral notice to be confirmed in writing, of extension or variation to the Depositary and by causing the Depositary to provide to all Shareholders, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth in Section 12 of the Offer to Purchase, “Notice”. Promptly after giving notice of an extension or variation to the Depositary, but, in the case of an extension, no later than 9:00 a.m. (New York time) on the next Business Day following the last previously scheduled or announced Expiration Date, the Company will make a public announcement of the extension or variation and provide or cause to be provided notice of such extension or variation to Nasdaq (if required), the SEC (if required) and the applicable Canadian securities regulatory authorities. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by the SEC rules under the Exchange Act including the interpretations thereunder and applicable Canadian securities laws. Under Canadian securities laws, a bid must not expire earlier than ten calendar days after the date of a notice of variation in the terms of the bid that is provided during the initial deposit period of the bid. During any such extension or in the event of any variation, all Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Company in accordance with the terms of the Offer, subject to Section 6 of the Offer to Purchase, “Withdrawal Rights”. An extension of the Expiration Date or a variation of the Offer does not constitute a waiver by the Company of its rights in Section 7 of the Offer to Purchase, “Certain Conditions of the Offer”.
If the Company makes a material change in the terms of the Offer or the information concerning the Offer, the Company will extend the time during which the Offer is open to the extent required under applicable United States and Canadian securities laws and regulations.

Arbutus has obtained the Extension Relief to permit Arbutus to extend the Offer, in circumstances in which all of the terms and conditions of the Offer have either been satisfied or waived by Arbutus, without first taking up Shares which have been validly deposited (and not validly withdrawn) before the Offer was previously scheduled to expire. Accordingly, in the event that Arbutus elects to extend the Offer, Arbutus will not take up or pay for any Shares until the expiry of such extension.
The Company also expressly reserves the right, in its sole discretion, (a) to terminate the Offer and not take up and pay for any Shares not theretofore taken up and paid for upon the occurrence of any of the conditions specified in Section 7 of the Offer to Purchase, “Certain Conditions of the Offer”, and/or (b) at any time or from time to time, to vary the Offer in any respect, including increasing or decreasing the aggregate purchase price for Shares that the Company may purchase or the range of prices it may pay pursuant to the Offer, subject to compliance with applicable United States and Canadian securities laws and regulations.
Any such extension, delay, termination or variation will be followed as promptly as practicable by a public announcement. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a widely circulated news wire service.
9.   Taking Up and Payment for Deposited Shares
The Company will comply with both U.S. and Canadian regulations governing the timing for acceptance of and payment for Shares, except to the extent that it has obtained exemptive relief from certain requirements of those regulations. Under U.S. regulations, Arbutus is required to promptly accept for payment and promptly thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer. Under Canadian regulations, Arbutus must take up the Shares to be purchased pursuant to the Offer as soon as reasonably practicable after the Expiration Date and in any event not later than 10 days after the Expiration Date, provided that the conditions of the Offer (as the same may be varied) have been satisfied or waived. Any Shares taken up will be paid for in accordance with applicable U.S. and Canadian securities laws.
The Company currently expects to accept and pay for Shares validly tendered and not validly withdrawn prior to the Expiration Date on or about October 2, 2026, the third Business Day following the Expiration Date (assuming the Expiration Date is not extended beyond September 29, 2026), or promptly thereafter.
For the purpose of the Offer, the Company will be deemed to have taken up and accepted for payment validly tendered Shares having an aggregate Purchase Price not exceeding $230 million if, as and when the Company gives written notice or other communication confirmed in writing to the Depositary to that effect.
The Company reserves the right, in its sole discretion, to delay taking up or paying for any Shares or to terminate the Offer and not take up or pay for any Shares upon the occurrence of any of the conditions specified in Section 7 of the Offer to Purchase, “Certain Conditions of the Offer,” by giving written notice thereof or other communication confirmed in writing to the Depositary. The Company also reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Shares in order to comply, in whole or in part, with any applicable law or as permitted pursuant to the Extension Relief.
In the event of proration of Shares deposited pursuant to the Auction Tenders and Purchase Price Tenders, the Company will determine the proration factor and pay for those Deposited Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately two (2) Business Days after the Expiration Date.
Shares not purchased, including Shares not purchased due to proration and Shares deposited pursuant to Auction Tenders at prices in excess of the Purchase Price, will be returned to the Shareholder, as soon as practicable after the Expiration Date or termination of the Offer without expense to the depositing Shareholder. In the case of Shares evidenced by physical certificates that were tendered by the Shareholder, those share certificates or new share certificates representing the Shares which are not purchased will be returned to the Shareholder without expense to the Shareholder.

The Company will pay for Shares taken up under the Offer by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Company or the Depositary on the Purchase Price of the Shares purchased by the Company, regardless of any delay in making such payment or otherwise.
Depositing Shareholders will not be obligated to pay brokerage fees or commissions to the Company or the Depositary. However, Shareholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a deposit of Shares pursuant to the Offer. Arbutus will pay all fees and expenses of the Dealer Manager (in its capacity as such) and the Depositary in connection with the Offer. Arbutus will pay or cause to be paid all share transfer taxes, if any, on its purchase of the Shares.
The Depositary will act as agent of Persons who have properly deposited Shares under the Offer and have not properly withdrawn them, for the purposes of receiving payment from the Company and transmitting payment to such Persons. Receipt by the Depositary from Arbutus of payment for such Shares will be deemed to constitute receipt of payment by Persons depositing Shares. Under no circumstances will interest accrue or be paid by the Company or the Depositary on the Purchase Price to any Person depositing Shares regardless of any delay in making payment, including any delay in making payment to any Person using the guaranteed delivery procedures.
Unless a Shareholder elects to be paid by wire transfer, the settlement with each Shareholder who has deposited Shares under the Offer will be effected by the Depositary by forwarding a check, representing the cash payment, less any applicable withholding taxes and without interest, for such Shareholder’s Shares taken up under the Offer. Under no circumstances will the Company pay interest on the final Purchase Price, even if there is a delay in making payment. The check will be issued in the name of the Person as specified by properly completing the appropriate box in the Letter of Transmittal. Unless the depositing Shareholder instructs the Depositary to hold the check for pick-up by checking the appropriate box in the Letter of Transmittal, the check will be forwarded by first class mail, postage prepaid, to the payee at the address specified in the Letter of Transmittal. If no such address is specified, the check will be sent to the address of the depositing Shareholder as it appears in the registers maintained in respect of the Shares. Checks mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing. Payments will be made net of any applicable withholding taxes. Alternatively, a Shareholder may request that the payment for such Shareholder’s Shares taken up under the Offer be paid by wire payment by properly completing the appropriate box in the Letter of Transmittal. Wire payments will be made net of applicable banking fees.
All Shares purchased by the Company pursuant to the Offer will be cancelled.
10.   Payment in the Event of Mail Service Interruption
Notwithstanding the provisions of the Offer, checks in payment for Shares purchased under the Offer and certificates for any Shares to be returned which were evidenced by physical certificates will not be mailed if the Company determines that delivery by mail may be delayed. Persons entitled to checks or certificates that are not mailed for this reason may take delivery at the office of the Depositary at which the deposited certificates for the Shares were delivered until the Company has determined that delivery by mail will no longer be delayed. Arbutus will provide notice, in accordance with Section 12 of the Offer to Purchase, “Notice”, of any determination not to mail under this Section 10 as soon as reasonably practicable after such determination is made.
11.   Liens and Dividends
Shares acquired pursuant to the Offer shall be acquired by the Company free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions that may be paid, issued, distributed, made or transferred on or in respect of such Shares to Shareholders of record on or prior to the date upon which the Shares are taken up and paid for under the Offer shall be for the account of such

Shareholders. Each Shareholder of record on that date will be entitled to receive that dividend or distribution whether or not such Shareholder deposits Shares pursuant to the Offer.
12.   Notice
Without limiting any other lawful means of giving notice, any notice to be given by the Company or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first-class mail, postage prepaid, to the registered holders of Shares at their respective addresses as shown on the share registers maintained in respect of the Shares and will be deemed to have been received on the first Business Day following the date of mailing. These provisions apply despite (i) any accidental omission to give notice to any one or more Shareholders, and (ii) an interruption of mail service following mailing. In the event of an interruption of mail service following mailing, the Company will use reasonable efforts to disseminate the notice by other means, such as publication. If post offices are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which the Company or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if it is issued by way of a news release and if it is published once in The Globe and Mail or the National Post and in a French language daily newspaper of general circulation in the province of Québec and in The Wall Street Journal or New York Times.
13.   Other Terms
No broker, dealer or other Person has been authorized to give any information or to make any representation on behalf of the Company other than as contained in the Offer, and, if any such information or representation is given or made, it must not be relied upon as having been authorized by the Company.
It is a term of the Offer that for the purposes of subsection 191(4) of the Tax Act, the “specified amount” in respect of each Share shall be an amount equal to the closing trading price for the Shares on Nasdaq on the Expiration Date. The Company will publicly announce the specified amount when the Company announces the Purchase Price as promptly as practicable following the Expiration Date.
Shareholders should carefully consider the income tax consequences of accepting the Offer. See Section 14 of the Circular, “Income Tax Considerations”.
The Company, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer and the validity of any withdrawals of Shares. The Offer is not being made to Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.
Arbutus has applied for and obtained the SEC Regulatory Relief and the Canadian Securities Regulatory Relief in order to facilitate the availability of Proportionate Tenders pursuant to the Offer and to permit the Company to extend the Offer without first taking up validly deposited Shares in certain circumstances.
The accompanying Circular, together with this Offer to Purchase, constitutes (i) the Offer to Purchase required under U.S. securities laws and (ii) the issuer bid circular required under Canadian provincial securities legislation applicable to Arbutus with respect to the Offer.
The accompanying Circular contains additional information relating to the Offer.
Arbutus has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer, which has also been filed with Canadian securities regulators on SEDAR+. The Schedule TO, including any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in the Circular under Section 1 “Arbutus Biopharma Corporation” with respect to information concerning the Company. In any U.S. jurisdiction where the securities, “Blue Sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on the Company’s behalf by J.P. Morgan Securities LLC, or one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.
DATED this 24th day of August, 2026, at Warminster, Pennsylvania
Arbutus Biopharma Corporation
By: /s/ Lindsay Androski

Lindsay Androski
Chief Executive Officer

ISSUER BID CIRCULAR
This Circular is being furnished in connection with the Offer by Arbutus to purchase for cancellation a number of Shares for an aggregate purchase price not exceeding $230 million at a Purchase Price of not less than $5.00 per Share and not more than $5.75 per Share. Terms defined in the Offer to Purchase and not otherwise defined herein have the same meaning in this Circular. The terms and conditions of the Offer to Purchase, Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Reference is made to the Offer to Purchase for details of its terms and conditions.
1.   Arbutus Biopharma Corporation
Arbutus Biopharma Corporation was incorporated under the Business Corporations Act (British Columbia). The principal headquarters of the Company are located at 701 Veterans Circle, Warminster, Pennsylvania 18974 in the United States.
Arbutus is a clinical-stage biopharmaceutical company focused on infectious disease. Arbutus is currently developing imdusiran (AB-729), its proprietary, GalNAc-conjugated, subcutaneously-delivered ribonucleic acid interference (RNAi) therapeutic, and AB-101, its proprietary oral PD-L1 inhibitor, for the treatment of chronic hepatitis B (cHBV). Arbutus’ Shares are listed on the Nasdaq Global Select Market. Arbutus is subject to the reporting requirements of the Exchange Act and also the information and reporting requirements of Canadian provincial and territorial securities laws, and in accordance therewith files periodic reports and other information with the SEC and securities regulatory authorities in Canada, relating to its business, financial condition and other matters. Shareholders may access documents on the SEC’s EDGAR website at www.sec.gov and on SEDAR+’s website at www.sedarplus.ca.
Arbutus has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer. The Offer, which constitutes a part of the Schedule TO, does not contain all of the information set forth in the Schedule TO. Arbutus has filed an issuer bid circular with the Canadian securities regulators on SEDAR+, and has also filed the Schedule TO on SEDAR+.
2.   Authorized Capital
The Company’s authorized share capital consists of (i) an unlimited number of Shares, without par value, (ii) an unlimited number of preferred shares, without par value, and (iii) 1,164,000 Series A participating convertible preferred shares without par value. As of August 19, 2026, there were 198,105,743 Shares outstanding and no preferred shares (including Series A participating convertible preferred shares) outstanding.
3.   Purpose and Effect of the Offer
The Board of Directors believes that the purchase of Shares by the Company is in the best interests of the Company and its Shareholders. On July 8, 2026, the Company received $178 million as its share of the noncontingent payment under the Settlement Agreement entered into with Moderna to resolve all global patent infringement litigation and patent revocation proceedings related to Moderna’s infringement of patents protecting Arbutus’ industry-leading LNP technology in Moderna’s COVID-19 vaccines and other products. In connection with the receipt of these funds, the Board of Directors believes that the Offer represents an efficient mechanism to provide Shareholders with an opportunity to sell a significant portion of their Shares at a premium over current market prices and thereby to receive a return of some or all of their investment in the Company, while also permitting them the opportunity to retain a continuing interest in the Company. The Offer provides a mechanism for completing a sizeable repurchase of Shares more rapidly than would be possible through open market repurchases in compliance with applicable United States and Canadian securities laws. The Offer also provides Shareholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales; however, shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply.
The Offer will allow the Company to return up to $230 million of capital to Shareholders who elect to deposit their Shares while at the same time increasing the Share ownership of Shareholders who elect not to deposit Shares.

As of August 19, 2026, there were 198,105,743 Shares issued and outstanding. Accordingly, the Offer is for approximately 23.2% of the total number of issued and outstanding Shares if the Purchase Price is determined to be $5.00 (which is the minimum price per Share under the Offer) or approximately 20.2% of the total number of issued and outstanding Shares if the Purchase Price is determined to be $5.75 (which is the maximum price per Share under the Offer). Assuming that the Offer is fully subscribed, the effect of the Offer would be to increase the Share ownership of each Shareholder who does not tender any Shares to the Offer by 30.2% if the Purchase Price is determined to be $5.00 (which is the minimum price per Share under the Offer) or 25.3% if the Purchase Price is determined to be $5.75 (which is the maximum price per Share under the Offer).
Shares acquired by the Company pursuant to the Offer will be cancelled.
Subject to certain exceptions, Canadian provincial securities legislation prohibits the Company and its affiliates from acquiring or offering to acquire beneficial ownership of any Shares, other than pursuant to the Offer, from the date of the announcement of the Company’s intention to make the Offer until the expiry of the Offer. Also subject to certain exceptions, Canadian provincial securities legislation prohibits the purchase of Shares, except by way of a transaction that is generally available to holders of Shares on identical terms, until at least 20 Business Days after the expiry of the Offer. Rule 14e-5 under the Exchange Act prohibits Arbutus and its affiliates from purchasing any Shares, other than pursuant to the Offer, from the time the Offer is publicly announced until the Offer expires, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Shares other than pursuant to the Offer until the expiration of 10 Business Days after the Expiration Date or other date of termination of the Offer.
Background to the Offer
Management and the Board of Directors continually evaluate the capital allocation of the Company.
At a meeting of the Board of Directors held on March 27, 2026, in anticipation of receiving the first payment from Moderna pursuant to the Settlement Agreement, and of receiving a potential dividend from Genevant in connection with proceeds received by Genevant pursuant to the Settlement Agreement, the Board of Directors began assessing options for returning capital to Shareholders. The Board of Directors tasked management with evaluating a repurchase of Shares, including by way of a modified Dutch Auction tender offer and substantial issuer bid. The Company and the Board of Directors carried out these evaluations throughout the second quarter of 2026.
At a meeting held on July 13, 2026, the Board of Directors received an update from management regarding the analyses the Company had carried out with respect to a possible Share repurchase, including an accounting of the Company’s paid-up capital completed with the assistance of the Company’s outside advisors. The Board of Directors also received an update regarding the potential costs and timing of a Share repurchase, the need for a liquidity analysis and the Board of Directors to determine that a liquid market for Shares exists prior to commencing the tender offer and substantial issuer bid (and will not be materially less liquid upon completion of the bid) in order to comply with applicable Canadian securities laws, the possibility of carrying out a Share repurchase on a basis that would permit Shareholders to maintain their proportionate holdings in the Company and the types of exemptive relief the Company could potentially apply for with U.S. and Canadian securities regulators. The Board of Directors instructed management to announce a potential return of capital involving the repurchase of up to approximately $230 million of the Shares, but without committing to timing or a particular method of repurchase, or determining to proceed with the Offer.
At a meeting held on August 10, 2026, the Audit Committee of the Board of Directors met and discussed the timing of a potential tender offer and substantial issuer bid with management and the Company’s advisors. At a meeting held on August 18, 2026, the Board of Directors met to consider the potential tender offer and substantial issuer bid, including a proposed price range and timing, and received advice from management and the Company’s advisors. Following this, for the reasons described above, and for the reasons and following the process set out below, the Board of Directors determined that the Offer was in the best interests of the Company and its Shareholders and approved the Offer, subject to the Chief

Financial Officer finalizing the per Share price range and timing of the Offer following the Board of Directors’ meeting, within parameters set by the Board of Directors.
In evaluating the Offer and determining that it would be in the best interests of the Company, the Board of Directors gave careful consideration to a number of factors, including, without limitation, the following:
•
the Offer facilitates the repurchase of Shares using proceeds received from the Settlement Agreement;

•
the deposit of Shares under the Offer is optional, the option is available to all Shareholders, and all Shareholders are free to accept or reject the Offer;

•
the Offer provides for equal and hence fair treatment of all Shareholders;

•
the Offer provides Shareholders with an opportunity to realize on all or a portion of their investment in the Company;

•
the Company’s view that the recent trading price of the Shares is not fully reflective of the value of the Company’s business and future prospects and that, therefore, the purchase of Shares under the Offer represents an attractive investment and an equitable and efficient means of providing value to its Shareholders, and is in the best interests of the Company and its Shareholders;

•
the Board of Directors’ belief that the Offer is a prudent use of the Company’s financial resources given its business profile, financial results and assets, the current market price of the Shares, and its ongoing cash requirements relative to its existing cash balance and projected financial performance;

•
that, after giving effect to the Offer, the Company will continue to have sufficient financial resources and working capital to conduct its ongoing business and operations and that the Offer is not expected to preclude the Company from pursuing its foreseeable business opportunities or the future growth of the Company’s business;

•
as the Offer is structured as a “modified Dutch auction”, it provides Shareholders with an opportunity to realize on all or a portion of their investment in the Company, should they desire liquidity, in quantities which might not otherwise be available in the market and (i) to determine the price at which they are willing to sell their Shares if such Shares are tendered pursuant to an Auction Tender or (ii) tender their Shares without specifying a price if such Shares are deposited pursuant to a Purchase Price Tender and, in each case, to sell their Shares without incurring brokerage commissions which might otherwise be payable on a sale of their Shares in a transaction on Nasdaq;

•
the stated intention of Roivant to make a Proportionate Tender and the implications thereof, including the fact that the number of Shares to be purchased pursuant to Proportionate Tenders will be dependent upon the number of Shares to be purchased from Auction Tenders and Purchase Price Tenders; and the fact that the Proportionate Tenders will ensure that the public float is not disproportionately reduced as a result of the Offer;

•
the Offer is not conditional upon the receipt of financing or any minimum number of Shares being tendered;

•
Shareholders who do not tender their Shares to the Offer will realize a proportionate increase in their equity interest in the Company to the extent Shares are purchased by the Company pursuant to the Offer;

•
Shareholders beneficially owning fewer than 100 Shares and whose Shares are purchased pursuant to the Offer will avoid any applicable “odd lot” discounts that might otherwise be payable on a sale of their Shares in a transaction on Nasdaq;

•
the Company’s anticipation that it will receive the payment of a material dividend from Genevant in the third quarter of 2026 as a result of the Company’s ownership of approximately 16% of the outstanding common equity of Genevant; and

•
the fact that it is reasonable to conclude that, following the completion of the Offer in accordance with its terms, there will be a market for holders of Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer (see “Liquidity of Market” below).
The foregoing summary of the factors considered by the Board of Directors is not, and is not intended to be, exhaustive. In view of the variety of factors and the amount of information considered in connection with its determination to proceed with the Offer, the Board of Directors did not find it practical to, and did not, quantify or otherwise attempt to assign any relative weight to each specific factor considered in reaching its conclusion.
The Company’s decision to effect the Offer was a result of extensive deliberations by the Board of Directors.
The Board of Directors did not consider the Offer to involve a material conflict of interest, as all Shareholders under the Offer would be receiving equal treatment. However, the Board of Directors nevertheless specifically considered Roivant’s interest in the Offer given the size of Roivant’s shareholding in the Company. In particular, the Board of Directors ensured that the Offer was considered independently from Roivant and that the Offer was approved in compliance with the Business Corporations Act (British Columbia), which requires that directors with disclosable interests in transactions not vote on director resolutions approving such transactions. In light of their connection to Roivant as employees of RSI (a wholly-owned subsidiary of Roivant), Matthew Gline (a director of the Company who serves as Chief Executive Officer of Roivant), Joseph Bishop (who, although not a senior officer of Roivant, may be considered to hold a material interest in Roivant) and Lindsay Androski (who, although not a senior officer of Roivant, may be considered to hold a material interest in Roivant) determined that they may be considered to have a “disclosable interest” in the Offer for the purposes of the Business Corporations Act (British Columbia) and therefore abstained from voting on the Board of Directors resolution approving the Offer, in order to ensure compliance with the Company’s governing corporate statute. At the Board of Directors meeting held on August 18, 2026, Mr. Gline, Mr. Bishop and Ms. Androski recused themselves for a portion of the meeting prior to the Offer being approved. This provided Dr. Robert Alan Beardsley and Dr. Roger Sawhney, members of the Board of Directors and the Audit Committee of the Board of Directors who are not affiliated with Roivant and who are independent of management, with a further opportunity to separately meet and discuss the merits of the proposed tender offer and substantial issuer bid (including with management and the Company’s advisors) prior to the Offer being approved.
Notwithstanding the foregoing considerations, before making any decision to tender or not tender Shares to the Offer, Shareholders should carefully consider the risks associated with the Company’s business, including the risks under the “Risk Factors” section in the Annual Report on Form 10-K filed by the Company (available under the Company’s SEDAR+ profile at www.sedarplus.ca and with the SEC), and the risks and uncertainties impacting the Company’s business as described from time to time in the Company’s other periodic filings with Canadian securities regulators and the SEC.
None of Arbutus, its Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing Shares under the Offer. Shareholders are urged to evaluate carefully all information in the Offer, consult their own financial, legal, investment and tax advisors and make their own decisions whether to deposit Shares under the Offer, how many Shares to deposit and whether to specify a price and, if so, at what price to deposit such Shares. See Section 14 of the Circular, “Income Tax Considerations”.
Except as disclosed or otherwise incorporated by reference in the Offer to Purchase, we currently have no plans, proposals or negotiations that relate to or would result in:
•
any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•
any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•
any material change in our present dividend rate or policy, our indebtedness or capitalization;

•
any material change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

•
any material change in our corporate structure or business;

•
any class of our equity securities becoming delisted from the Nasdaq Stock Market or ceasing to be authorized to be quoted on the Nasdaq Stock Market;

•
any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•
the termination or suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•
the acquisition or disposition by any person of our securities, other than pursuant to the grant of RSUs, stock options or other equity awards to employees in the ordinary course of business;

•
the acquisition by any person of additional securities of Arbutus, or the disposition by any person of securities of Arbutus, other than purchases and dispositions related to the exercise of outstanding options to purchase Shares, issuances of Shares in connection with the vesting of RSUs granted to certain employees (including directors and executive officers); or

•
any changes in our notice of articles, articles or other governing instruments or other actions that could impede the acquisition of control of us.

Nothing in the Offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law. Although we may not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we may undertake or plan actions that relate to or could result in one or more of these events. Shareholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.
Certain Effects of the Offer.   Shareholders who decide not to tender will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. These shareholders will also continue to bear the risks associated with owning the Shares, including risks resulting from the Company’s purchase of Shares in the Offer. Shareholders may be able to sell non-tendered Shares in the future on Nasdaq or otherwise, at a net price significantly higher or lower than the final Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her Shares in the future.
Liquidity of Market
As at August 19, 2026, there were 198,105,743 Shares issued and outstanding, of which 159,258,281 Shares comprise the Public Float (as defined below), which excludes Shares beneficially owned, or over which control or direction is exercised, by “related parties” of the Company as defined under applicable Canadian securities laws (which includes our directors and senior officers and any of our subsidiaries as well as any Person that beneficially owns or exercises control or direction, directly or indirectly, over 10% or more of the issued and outstanding Shares, including Roivant) and Shares that are not “freely tradeable” (each as defined in MI 61-101) (the “Public Float”). The maximum number of Shares that the Company is offering to purchase pursuant to the Offer, if the Purchase Price is determined to be $5.00 (being the minimum price per Share under the Offer), represents approximately 23.2% of the Shares outstanding as of August 19, 2026. If the Company purchases such maximum number of Shares, there will be approximately 152,105,743 Shares outstanding following completion of the Offer (using our issued and outstanding shares as of August 19, 2026).
If the Company purchases such maximum number of Shares and none of the related parties deposit their Shares pursuant to the Offer, the Public Float will comprise approximately 113,258,281 Shares. Assuming the Offer is fully subscribed, the minimum number of Shares that we are offering to purchase pursuant to the Offer represents approximately 20.2% of the Shares issued and outstanding as of August 19, 2026. If the Company purchases the minimum of 40,000,000 Shares pursuant to the Offer, and none of our related parties deposit their Shares pursuant to the Offer, the Public Float will comprise approximately 119,258,281 Shares (using our issued and outstanding shares as of August 19, 2026).

We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the Nasdaq Stock Market, we do not believe that the Company’s purchase of Shares under the Offer will cause the Company’s remaining outstanding Shares to be delisted from the Nasdaq Stock Market. The Company also believes that its purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act. The Offer is conditioned upon, among other things, the Company having determined that the consummation of the Offer will not result in the Shares being delisted from the Nasdaq Stock Market or being eligible for deregistration under the Exchange Act. The Offer will reduce the Public Float and is likely to reduce the number of its Shareholders. The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Shares the Company purchases plus the fees related to the Offer and a corresponding reduction in total cash.
Arbutus is relying on the “liquid market exemption” specified in MI 61-101 from the requirement to obtain a formal valuation applicable to the Offer. Accordingly, the Company is not required to obtain the formal valuation that would otherwise be required pursuant to MI 61-101 in connection with the Offer.
Arbutus has determined that there is a liquid market in the Shares because:
(a)
there is a published market for the Shares (Nasdaq);

(b)
during the 12 months before August 20, 2026 (the last full trading day prior to the date the Offer was publicly announced):

(i)
the number of issued and outstanding Shares was at all times at least 5,000,000 (excluding Shares beneficially owned, or over which control and direction was exercised, by related parties and securities that were not freely tradeable);

(ii)
the aggregate trading volume of Shares on Nasdaq (the exchange on which the Shares were principally traded) was at least 1,000,000 Shares;

(iii)
there were at least 1,000 trades in the Shares on Nasdaq;

(iv)
the aggregate value of the trades in the Shares on Nasdaq was at least C$15,000,000; and

(c)
the market value of the Shares on Nasdaq, as determined in accordance with MI 61-101, was at least C$75,000,000 for July 2026 (the calendar month preceding the calendar month in which the Offer was announced).

Based on the liquid market test set out above, the Company has also determined that it is reasonable to conclude that, following the completion of the Offer, there will be a market for holders of Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.
For further information, see the tables and information included in Section 5 of the Circular, “Price Range of Shares”, Section 6 of the Circular, “Dividend Policy”, and Section 7 of the Circular, “Previous Purchases of Shares”.
Additional Securities Law Considerations
Arbutus is subject to periodic and current reporting requirements under the Exchange Act and the Shares are registered under Section 12(b) of the Exchange Act and listed on Nasdaq. Arbutus believes that the purchase of Shares pursuant to the Offer will not result in: (i) the Shares becoming eligible for deregistration under Section 12(g) of the Exchange Act or (ii) the Shares losing their listing on Nasdaq. The Offer is conditioned upon, among other things, the Company having determined that the consummation of the Offer is not reasonably likely to cause the Shares to lose their listing on Nasdaq or to be eligible for deregistration under the Exchange Act.
Arbutus is a reporting issuer (or the equivalent thereof) in each of the provinces of Canada and is subject to the continuous disclosure requirements of Canadian securities laws. Arbutus believes that the purchase of Shares pursuant to the Offer will not result in Arbutus ceasing to be a reporting issuer in any jurisdiction in Canada.
The Shares are currently “margin securities” under the rules of the U.S. Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Arbutus believes that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be margin securities for the purposes of the U.S. Federal Reserve Board’s margin regulations.
4.   Withdrawal Rights
The withdrawal rights of Shareholders are described under “Offer to Purchase — Withdrawal Rights” and are incorporated into and form part of this Circular.
5.   Price Range of Shares
The Shares are listed on Nasdaq under the symbol “ABUS”. The following table set forth the reported high and low prices per Share and total trading volume of Shares as reported by Nasdaq for the periods indicated:
Nasdaq
Month	High	Low	Total Volume
	(US$)	(US$)	(#)
2026
August (1 – 19)	$5.18	$4.31	18,654,568
July	$5.38	$4.25	44,949,900
June	$4.87	$4.06	49,308,300
May	$4.79	$4.06	27,488,000
April	$4.75	$4.01	43,297,200
March	$4.85	$4.14	68,090,600
February	$4.80	$3.50	39,112,600
January	$5.00	$3.68	29,310,800
2025
December	$5.07	$4.09	29,013,400
November	$4.87	$4.08	20,217,900
October	$4.95	$4.10	21,971,100
September	$5.10	$3.66	33,456,000
August	$3.73	$3.26	17,204,200

The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices of the Shares on Nasdaq:
	High	Low
2024:
First Quarter	$2.92	$2.26
Second Quarter	$3.63	$2.52
Third Quarter	$4.56	$3.12
Fourth Quarter	$4.20	$3.18
2025:
First Quarter	$3.59	$3.06
Second Quarter	$3.61	$2.88
Third Quarter	$4.90	$3.13
Fourth Quarter	$4.95	$4.11
2026:
First Quarter	$4.88	$3.67
Second Quarter	$4.80	$4.12
Third Quarter (through August 19, 2026)	$5.22	$4.29
On August 21, 2026, the last full trading day prior to the commencement of the Offer, the closing price of the Shares on Nasdaq was $5.21, which is above the $5.00 per Share lower end of the price range for the Offer. Accordingly, an election to accept the Purchase Price determined in the Offer may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date.
Shareholders are urged to obtain current market quotations for the Shares.
6.   Dividend Policy
The Company has not paid any dividends since our incorporation. At the discretion of the Board of Directors, the Company will consider paying dividends in the future as the Company’s operational circumstances may permit having regard to, among other things, the Company’s earnings, cash flow and financial requirements.
7.   Previous Purchases of Shares
No securities of the Company have been purchased by the Company during the 12 months preceding the date of the Offer.
8.   Previous Sales of Securities
Except as described under “Previous Distributions of Shares” below, during the 12 months preceding the date of the Offer, no securities of Arbutus were sold by the Company.
9.   Previous Distributions of Shares
The following table sets out the number of Shares distributed on an annual basis for the current year and the five years preceding the date of the Offer (other than Shares issued upon the exercise of stock options, vesting of restricted stock units (“RSUs”) or Shares issued under the ESPP, which are set out below), the average price per Share and the aggregate proceeds received by the Company:

Year of Distribution	Number of Shares Issued (#)	Average Price per Issued Share ($)	Aggregate Proceeds ($)
2026 (through August 19, 2026)	—	—	—
2025	—	—	—
2024	16,499,999	2.76	45,488,253
2023	12,020,257	2.57	30,869,468
2022	12,225,378	2.96	36,166,913
2021	35,571,036	4.41	139,156,606
Except for Shares issued upon the exercise of stock options, vesting of RSUs and Shares issued under the ESPP, which are set out below, the Company has not distributed any other Shares over the 12 months ended August 19, 2026.
The following table sets out the number of Shares that were issued by the Company on an annual basis for the current year and the five years preceding the date of the Offer upon the exercise of stock options to purchase shares and the vesting of RSUs, in each case, which were granted under Arbutus’ long-term incentive programs and the Shares issued under the ESPP:
Year of Distribution	Shares Issued on Exercise/Settlement (#)	Average Price per Issued Share ($)	Aggregate Value ($)
2026 (through August 19, 2026)	5,574,518	3.12	17,385,814
2025	2,567,733	2.97	7,619,763
2024	3,596,079	2.47	8,864,623
2023	391,794	2.03	794,433
2022	242,248	2.13	516,803
2021	904,056	2.84	2,570,844
In addition, over the 12 months ended August 19, 2026, the Company granted an aggregate of 1,289,775 stock options at an average exercise price of approximately $4.37 per option and 1,438,109 RSUs under the Company’s long-term incentive programs and other plans. The Company also issued 43,155 Shares, at a weighted average price per Share of $3.15 under the ESPP over the 12 months ended August 19, 2026.
10.   Interest of Directors and Officers
Except as set forth in the Offer, neither the Company nor, to its knowledge, any of its executive officers or directors, are a party to any contract, arrangement or understanding, formal or informal, with any Shareholder relating, directly or indirectly, to the Offer or with any other Person or company with respect to any securities of the Company in relation to the Offer, nor are there any contracts or arrangements made or proposed to be made between the Company and any of its directors or executive officers and no payments or other benefits are proposed to be made or given by way of compensation for loss of office or as to such directors or executive officers remaining in or retiring from office if the Offer is successful.
Except as set forth in the Offer, neither the Company nor, to its knowledge, any of its officers or directors have current plans, proposals or negotiations which relate to, or would result in, any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries; any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole; any material change in our present dividend rate or policy, our indebtedness or capitalization; any material change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer; any material change in our corporate structure or business; any class of our equity securities becoming delisted from the Nasdaq Stock Market or ceasing to be authorized to be quoted on the Nasdaq Stock

Market; any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act; the termination or suspension of our obligation to file reports under Section 15(d) of the Exchange Act; the acquisition or disposition by any person of our securities, other than pursuant to the grant of RSUs, stock options or other equity awards to employees in the ordinary course of business; the acquisition by any person of additional securities of Arbutus, or the disposition by any person of securities of Arbutus, other than purchases and dispositions related to the exercise of outstanding options to purchase Shares, issuances of Shares in connection with the vesting of RSUs granted to certain employees (including directors and executive officers); or any changes in our notice of articles, articles or other governing instruments or other actions that could impede the acquisition of control of us.
Nothing in the Offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law. Although we may not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we may undertake or plan actions that relate to or could result in one or more of these events. Shareholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.
Ownership of Arbutus’ Securities
Beneficial Ownership.   As of August 19, 2026, we had approximately 198,105,743 issued and outstanding Shares. We are offering to purchase up to $230 million in value of Shares. At the minimum final Purchase Price of $5.00 per Share, we could purchase 46,000,000 Shares if the Offer is fully subscribed, which would represent approximately 23.2% of the issued and outstanding Shares as of August 19, 2026. The Company’s directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other shareholders. We have been advised that certain of our directors and executive officers intend to participate in the Offer and tender up to an aggregate of 682,630 Shares through Purchase Price Tenders. The equity ownership of the Company’s non-tendering directors, executive officers and affiliates, as applicable, will increase as a percentage of the Company’s issued and outstanding Shares following the consummation of the Offer.
Roivant is the beneficial owner of 38,847,462 Shares, which represents approximately 19.6% of all issued and outstanding Shares as of August 19, 2026. Roivant has advised the Company that it intends to make a Proportionate Tender. The Company’s Chief Executive Officer and Chairperson of the Board of Directors, Lindsay Androski, is also employed by RSI, a wholly-owned subsidiary of Roivant, where she serves as President of Roivant Social Ventures, and as Special Counsel at Genevant, also a subsidiary of Roivant. Two of the Company’s other directors are employed by RSI: Matthew Gline, RSI’s Chief Executive Officer, and Joseph Bishop, RSI’s Senior Vice President, Finance.
As of August 19, 2026, the Company’s directors and executive officers as a group (6 persons) beneficially owned an aggregate of 39,557,603 Shares, or approximately 19.9% of the total outstanding Shares. To the extent that one or more of the shareholders listed in the table below tender some or all of their shares in the Offer, their beneficial ownership reported below may change following the completion of the Offer.
The following table sets forth certain information regarding the beneficial ownership of outstanding Shares as of August 19, 2026: (i) by each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding Shares; (ii) by each of the executive officers; (iii) by each director of the Company; and (iv) by all of the Company’s directors and executive officers as a group.
To the knowledge of the Company, after reasonable inquiry, the following table indicates, as at August 19, 2026, the number of securities of the Company beneficially owned or over which control or direction is exercised, by each director and executive officer of the Company and, to the extent known by the Company after reasonable inquiry, by (a) each associate or affiliate of an insider of the Company, (b) each associate or affiliate of the Company, (c) each other insider, as defined in applicable law, of the Company, and (d) each person acting jointly or in concert with the Company, and the percentage such number of securities represents of the applicable total outstanding number of such securities.

Name	Relationship with Company	Number of Shares Beneficially Owned(1)	% of Outstanding Shares(11)	Number of Options	% of Outstanding Options	Number of RSUs	% of Outstanding RSUs
Executive Officers and Directors
Lindsay Androski	President and Chief Executive Officer and Chairperson	134,825(2)	*	382,122	5.5%	28,000	2.4%
Tuan Nguyen	Chief Financial Officer	312,650(3)	*	938,400	13.6%	73,500	6.2%
Robert Alan Beardsley	Director	131,333(4)	*	236,400	3.4%	—	—
Joseph Bishop	Director	—	—	—	—	—	—
Matthew Gline	Director	38,847,462(5)	19.6%	—	—	—	—
Roger Sawhney	Director	131,333 (6)	*	236,400	3.4%	—	—
All current directors and executive officers as a group (6 persons)(11)		39,557,603	19.9%	1,793,322	26.0%	101,500	8.6%
Greater than 5% Shareholders
Roivant Sciences Ltd.(5)	Shareholder	38,847,462(5)	19.6%	—	—	—	—
Entities affiliated with Morgan Stanley	Shareholder	17,387,398(7)	8.8%	—	—	—	—
Entities affiliated with Whitefort Capital Management, LP	Shareholder	15,794,261(8)	8.0%	—	—	—	—
Entities affiliated with Two Seas Capital LP	Shareholder	18,557,543(9)	9.4%	—	—	—	—
Entities affiliated with Blackrock, Inc.	Shareholder	10,390,300(10)	5.2%	—	—	—	—

*
Represents less than 1% of the outstanding Shares.

(1)
The number of shares and percentage of outstanding shares reflect beneficial ownership (as furthered described in subsequent footnotes below). Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. A person or group is deemed to be the beneficial owner of any Shares over which such person or group has sole or shared voting or investment power, plus any shares which such person or group has the right to acquire beneficial ownership of within 60 days of August 19, 2026, whether through the exercise of options, vesting of restricted stock units or otherwise. Unless otherwise indicated in the footnotes, each person or entity identified in the table has sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

(2)
Consists of 134,825 stock options exercisable within 60 days of August 19, 2026.

(3)
Consists of 312,650 stock options exercisable within 60 days of August 19, 2026.

(4)
Consists of 131,333 stock options exercisable within 60 days of August 19, 2026.

(5)
As reported on Schedule 13D/A filed with the SEC on February 25, 2025, Roivant directly owns and has voting and dispositive power over 38,847,462 Shares. Roivant is governed by a board of directors consisting of Matthew Gline, Keith Manchester, MD, Melissa Epperly, Daniel Gold, Meghan FitzGerald, James C. Momtazee, Ilan Oren, and Mayukh Sukhatme. These individuals disclaim beneficial ownership with respect to such shares except to the extent of their pecuniary interest therein. Mr. Gline, a member of the Board of Directors, is also the principal executive officer of Roivant, and may be deemed to have beneficial ownership of the Shares held by Roivant; Mr. Gline disclaims beneficial ownership with respect to such shares except to the extent of his pecuniary interest therein. The principal business address of Roivant is 7th Floor, 50 Broadway, London SW1H 0DB, United Kingdom.

(6)
Consists of 131,333 stock options exercisable within 60 days of August 19, 2026.

(7)
As reported on Schedule 13G/A filed with the SEC on August 12, 2026 by Morgan Stanley and Morgan Stanley Investment Management Inc. The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., a wholly owned subsidiary of Morgan Stanley. The principal business address for each of the reporting persons is 1585 Broadway, New York, NY 10036.

(8)
As reported on Schedule 13D/A filed with the SEC on April 28, 2026 by Whitefort Capital Master Fund, LP (“Whitefort Master Fund”), Whitefort Capital GP, LLC (“Whitefort Master GP”), Whitefort Capital Management, LP (“Whitefort Management”), Whitefort Capital Management GP, LLC (“Whitefort GP”), David Salanic, and Joseph Kaplan. Whitefort Master GP, as the general partner of Whitefort Master Fund, may be deemed to beneficially own the Shares owned by Whitefort Master Fund. Whitefort Management, as the investment manager of Whitefort Master Fund, may be deemed to beneficially own the Shares owned by Whitefort Master Fund. Whitefort GP, as the general partner of Whitefort Management, may be deemed to beneficially own the Shares owned by Whitefort Master Fund. Each of Messrs, Salanic and Kaplan, as a Co-Managing Partner of Whitefort Management and a Co-Managing Member of each of Whitefort Master GP and Whitefort GP, may be deemed to beneficially own the Shares owned by Whitefort Master Fund. The principal business address of Whitefort Master Fund is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008 Cayman Islands. The principal business address of each of Whitefort Master GP, Whitefort Management, Whitefort GP and Messrs. Salanic and Kaplan is 12 East 49th Street, 40th Floor, New York, New York 10017. On April 27, 2026, Whitefort Master Fund entered into a certain cash-settled total return swap agreement with Nomura Global Financial Products Inc. (“Nomura”) as the counterparty (the “Swap Agreement”). Whitefort Master Fund’s swap with Nomura constitutes economic exposure to an aggregate of 3,500,000 notional Shares, representing approximately 1.8% of the outstanding Shares, and has a maturity date of October 29, 2029 and a reference price of $4.28. The Swap Agreement provides Whitefort Master Fund with economic results that are comparable to the economic results of ownership but does not provide it with the power to vote or direct the voting or dispose of or direct the disposition of the Shares that are the subject of the Swap Agreement (such shares, the “Subject Shares”). Taking into account the Subject Shares, Whitefort Master Fund has economic exposure to an aggregate of 19,294,261 Shares, representing approximately 9.7% of the outstanding Shares. Whitefort Master Fund disclaimed beneficial ownership of the Subject Shares.

(9)
As reported on Schedule 13G/A filed with the SEC on May 15, 2026 by Two Seas Capital LP (“TSC”), Two Seas Capital GP LLC (“TSC GP”), and Sina Toussi. The Shares reported are held by Two Seas Global (Master) Fund LP (the “Global Fund”) and Two Seas LNP Opportunities (Master) Fund LP (the “LNP Opportunities Fund,” and together with the Global Fund, the “Funds”). The principal business of TSC is providing investment advice as a registered investment adviser and serving as investment manager to the Funds and other advisory clients. As such, TSC has been granted investment discretion over portfolio investments, including the Shares, held by or for the account of the Funds, including the Funds’ voting and discretionary decisions. TSC GP serves as general partner of TSC. Sina Toussi serves as the chief investment officer of TSC and managing member of TSC GP. The principal business address for each of the reporting persons is 32 Elm Place — 3rd Floor, Rye, New York 10580.

(10)
As reported on Schedule 13G/A filed with the SEC on February 12, 2024. The principal business address for the entities affiliated with BlackRock, Inc. is c/o BlackRock, Inc., 50 Hudson Yards, New York, NY 10001.

(11)
The beneficial ownership percentage is calculated for each person or group separately because Shares subject to options or other rights to acquire the Shares that are currently exercisable or exercisable within 60 days of August 19, 2026 and restricted stock units that will vest within 60 days of August 19, 2026 are considered outstanding only for the purpose of calculating the percentage ownership of the person or group holding such options or other rights but not for the purpose of calculating the percentage ownership of any other person or group. As a result, the beneficial ownership percentage for each person or group is calculated by dividing (x) the number of shares reported in the table as beneficially owned by such person or group, by (y) 198,105,743 Shares (which represents the number of Shares that were outstanding as of August 19, 2026) plus the number of shares that such person or group has the right to acquire beneficial ownership of within 60 days of August 19, 2026 as indicated in the footnotes above.

WE HAVE BEEN ADVISED THAT CERTAIN OF OUR DIRECTORS AND OFFICERS INTEND TO PARTICIPATE IN THE OFFER AND TENDER UP TO AN AGGREGATE OF 682,630 SHARES.
Lindsay Androski, our Chief Executive Officer and Chairperson of the Board of Directors, currently owns zero Shares and will have vested options exercisable for up to 126,864 Shares prior to the Expiration Date. Ms. Androski has indicated an intent to tender up to 126,864 Shares through a Purchase Price Tender.
Tuan Nguyen, our Chief Financial Officer, currently owns zero Shares and will have vested options exercisable for up to 293,100 Shares prior to the Expiration Date. Mr. Nguyen has indicated an intent to tender up to 293,100 Shares through a Purchase Price Tender.
Dr. Robert Alan Beardsley, our director, currently owns zero Shares and currently has options exercisable for up to 131,333 Shares. Dr. Beardsley has indicated an intent to tender up to 131,333 Shares through a Purchase Price Tender.
Dr. Roger Sawhney, our director, currently owns zero Shares and currently has options currently exercisable for up to 131,333 Shares. Mr. Sawhney has indicated an intent to tender up to 131,333 Shares through a Purchase Price Tender.
Securities Transactions
Based on the Company’s records and on information provided to the Company by the Company’s directors, officers, affiliates and subsidiaries, neither the Company nor any of the Company’s directors, officers, affiliates or subsidiaries nor, to the best of the Company’s knowledge, Roivant or any executive officer or director of Roivant, has effected any transactions involving the Shares during the 60 days prior to August 24, 2026, except for the following transactions:
Name	Date of Transaction	Nature of Transaction	Number of Shares	Exercise Price Per Option Award
Robert A. Beardsley(1)	June 8, 2026	Grant of stock options (right to buy) pursuant to the Company’s 2026 Omnibus Incentive Plan	78,800	$4.24
Roger Sawhney(2)	June 8, 2026	Grant of stock options (right to buy) pursuant to the Company’s 2026 Omnibus Incentive Plan	78,800	$4.24

(1)
As reported on a Form 4 filed with the SEC on June 10, 2026.

(2)
As reported on a Form 4 filed with the SEC on June 10, 2026.

Equity Incentive Plans
The Company’s 2026 Omnibus Share and Incentive Plan.   The Company’s 2026 Omnibus Share and Incentive Plan (the “2026 Omnibus Incentive Plan”) authorizes the Executive Compensation and Human Resources Committee of the Board of Directors (the “Compensation Committee”) to provide incentive compensation in the form of stock options, share appreciation rights, restricted share awards, restricted share units, performance-based awards, unrestricted shares, dividend equivalent rights and other share-based awards. Under the 2026 Omnibus Incentive Plan, the Company is authorized to issue up to 16,300,000 Shares.
Each Share made subject to an award will reduce the number of Shares remaining available for grant under the 2026 Omnibus Incentive Plan by one Share. If any award granted under the 2026 Omnibus Incentive Plan expires or otherwise terminates for any reason without having been exercised or settled in full, or if Shares subject to forfeiture are forfeited, any such Shares subject to a terminated award will again become available for issuance under the 2026 Omnibus Incentive Plan. Shares that are withheld or that are tendered in payment of the exercise price of an option will not be made available for new awards under the 2026 Omnibus Incentive Plan. Shares withheld or reacquired by us in satisfaction of a tax withholding obligation in connection with the vesting or settlement of any full value award (options or share appreciation rights)

will also reduce the number of Shares remaining available for the future grant of awards. Upon the exercise of a share appreciation right or net-exercise of an option, the number of Shares available under the 2026 Omnibus Incentive Plan will be reduced by the gross number of Shares for which the award is exercised. Fractional Shares are not permitted under the 2026 Omnibus Incentive Plan, and any fractions resulting from the granting or modification of awards under the 2026 Omnibus Incentive Plan will be eliminated by rounding downward to the nearest whole Share.
The Prior Plans.   The 2026 Omnibus Incentive Plan replaces the Arbutus Biopharma Corporation 2011 Omnibus Share Compensation Plan, as amended (the “2011 Plan”) and the Arbutus Biopharma Corporation 2016 Omnibus Share and Incentive Plan, as amended (the “2016 Plan” and together with the 2011 Plan, the “Prior Plans”). The 2011 Plan expired June 22, 2021 and the 2016 Plan expired May 19, 2026. No further grants will be made under the Prior Plans. Issued and outstanding grants under the Prior Plans remain issued and outstanding pursuant to, and shall continue to be governed by, the terms of the Prior Plans and any applicable award agreements. As of August 19, 2026, there were 353,400 and 7,562,334 Shares underlying issued and outstanding awards under the 2011 Plan and 2016 Plan, respectively. As of August 19, 2026, there were no issued and outstanding awards under inducement grants made outside of the Prior Plans.
Employee Stock Purchase Plan.   In May 2020, the Company’s shareholders approved the 2020 Employee Stock Purchase Plan (the “ESPP”) which became effective on May 28, 2020. A total of 1,500,000 Shares were reserved for issuance under the ESPP. Company employees contribute funds via payroll deductions, which are used to buy Shares at a discount of up to 15% based on the lower of the price at the start of the offering period and at the end of the relevant purchase period within such offering period. The initial offering period under the ESPP was September 1, 2020 through August 31, 2021, with purchase dates set on February 26, 2021 and August 31, 2021, with subsequent offering periods beginning on September 1 and ending on August 31. As of August 19, 2026, there were 526,972 Shares remaining for issuance under the ESPP.
Director and Executive Officer Compensation
Director Compensation.   Directors who are officers or employees of the Company or any subsidiary of the Company receive no additional compensation for serving on the Board of Directors or any of its committees. Accordingly, Ms. Androski does not receive any compensation for her service as a member of the Board of Directors. For 2025, new non-employee directors received an initial equity grant of options to purchase 157,600 Shares. New appointment option grants vest one third at each of the 1st, 2nd, and 3rd anniversaries of the grant date. For 2026, re-elected non-employee directors received an annual equity grant of options to purchase 78,800 Shares. These annual option grants vest immediately. The Company’s non-employee directors currently receive an annual cash retainer of $40,000 per annum ($75,000 for the Chairperson). Non-employee directors receive additional annual cash payments in amounts ranging between $5,000 and $20,000 for being a committee member or committee chairperson. Each of Mr. Bishop and Mr. Gline has elected to waive his respective right to all compensation as a director.
Executive Compensation.   Currently, the Company’s executive compensation program principally consists of the following components: base salary, annual incentive cash bonus, long-term incentives in the form of stock options and restricted stock units, and health and retirement benefits generally available to all the Company’s employees. Executive officers are paid a base salary tied to their responsibilities in their role, their experience and past performance, and industry benchmarks.
At the beginning of each fiscal year, the Board of Directors establishes the Company’s corporate objectives after a recommendation by the Company’s Compensation Committee, which assigns each objective a quantitative weighting. After the end of each fiscal year and in consultation with management, the Company’s Compensation Committee recommends, and the Board of Directors determines, whether annual incentive cash bonuses are warranted given the Company’s fiscal year performance and overall financial condition. If bonuses are to be paid based upon the Company’s level of achievement of major corporate objectives, the Company’s policy is to pay them promptly after such determination.
Stock options and restricted stock units are granted to reward individuals for current performance, as an incentive for future performance and to align the long-term interest of executive officers with shareholders.

Stock options are generally awarded at commencement of employment. Stock options and restricted stock units are generally awarded annually thereafter after taking into consideration the results of a competitive analysis that benchmarks long-term incentive awards granted to executives in comparable positions at peer companies. The size of the grants for both the stock options and restricted stock units are adjusted based on performance against pre-determined corporate and personal performance goals used for annual incentive cash bonuses. From time to time, stock options and restricted stock units may be granted to retain executives or for other special purposes. The exercise price for the stock options is the closing price of the Shares on the date of grant of the options.
Ms. Androski and Mr. Nguyen each received initial grants of stock options in 2025 in connection with commencement of employment. Those awards vest (or remain eligible to vest) based on continued employment or service over a four-year period, with 25% of the total shares subject to the option vesting on the 1st anniversary of the grant date and the remaining 75% vesting over the subsequent three-year period in substantially equal monthly installments at a rate of 1/48th of the total shares subject to the option each month. For stock options granted to Ms. Androski and Mr. Nguyen in 2026, those awards vest (or remain eligible to vest) based on continued employment or service over a four-year period, with 1/48th of the shares subject to the option vesting in substantially equal monthly installments measured from one month following the grant date. For grants of restricted stock units to Ms. Androski and Mr. Nguyen in 2026, those awards vest (or remain eligible to vest) based on continued employment or service over a three-year period in three equal annual installments beginning one year from the grant date.
Employment Agreements
Lindsay Androski
On February 25, 2025, the Company entered into an employment agreement with Ms. Androski (the “Androski Employment Agreement”), which provides that Ms. Androski will be employed by Arbutus Biopharma, Inc. (the “Subsidiary”), which is a subsidiary of the Company, and that her employment will continue until either the Subsidiary or Ms. Androski terminates her employment in accordance with the terms of the Androski Employment Agreement. The Androski Employment Agreement provides that Ms. Androski will receive an annual base salary, subject to annual increases as determined by the Board of Directors, and an annual target bonus equal to 45% of Ms. Androski’s base salary. In addition, the Androski Employment Agreement provides that Ms. Androski will be entitled to participate in or receive benefits under the Subsidiary’s employee benefit plans as they may be adopted and amended from time to time, subject to the terms and conditions of those employee benefit plans.
Pursuant to the Settlement Agreement described in the Offer, Moderna made an aggregate $950 million noncontingent lump sum payment (the “Noncontingent Settlement Payment”) to the Company and Genevant on July 8, 2026. The Company received approximately $178 million as the Company’s share of the Noncontingent Settlement Payment, which included reimbursement of the Company’s litigation costs. In addition, Moderna is obligated to make an additional contingent lump sum payment (the “Contingent Settlement Payment”) of up to an aggregate $1.3 billion to Arbutus and Genevant if certain events occur related to a limited appeal related to 28 U.S.C. §1498 that Moderna filed (the “Moderna §1498 Appeal”), as allowed under the Settlement Agreement, but which may be subject to repayment. In March 2026, Arbutus and Genevant filed a complaint against the United States in the United States Court of Federal Claims (the “U.S. Government Litigation”), seeking to recover compensation for Moderna’s infringement for vaccine doses that were sold to the United States Government under a particular contract. The complaint also includes a protective request to recover compensation from the United States for any other vaccine doses where, as a result of the Moderna §1498 Appeal, §1498 is deemed to bar Arbutus and Genevant’s claims for direct infringement and indirect infringement against Moderna.
On July 15, 2026, the Board of Directors approved, and the Company entered into, a letter agreement (the “Bonus Agreement”) with Ms. Androski, providing for the following one-time lump sum cash bonus payments to Ms. Androski (the “Androski Litigation Bonuses”):
•
1.5% of the Company’s share of the Noncontingent Settlement Payment (the “First Androski Litigation Bonus”);

•
Upon receipt of the Company’s share of the Contingent Settlement Payment or other proceeds in addition to or in lieu of such Contingent Settlement Payment, in each case, related to the Moderna §1498 Appeal and the U.S. Government Litigation (“Remaining Moderna-Related Proceeds”); 2.0% of such proceeds; and

•
Upon receipt of the Company’s share of proceeds from the Company and Genevant’s ongoing patent infringement litigation against Pfizer Inc. and BioNTech SE (together, “Pfizer/BioNTech”); 2.5% of such proceeds.

In each case, the calculation of the Androski Litigation Bonuses excludes any amounts received by the Company as a dividend paid to it by Genevant related to the Company’s ownership of approximately 16% of the outstanding equity of Genevant. The Company paid the First Androski Litigation Bonus to Ms. Androski in July 2026. Payment of the other Androski Litigation Bonuses to Ms. Androski is subject to specified conditions and qualifications, including continued employment.
Tuan Nguyen
On March 25, 2025, the Company entered into an employment agreement with Mr. Nguyen (the “Nguyen Employment Agreement”), which provides that Mr. Nguyen will be employed by the Subsidiary and that his employment will continue until either the Subsidiary or Mr. Nguyen terminates his employment in accordance with the terms of the Nguyen Employment Agreement. The Nguyen Employment Agreement provides that Mr. Nguyen will receive an annual base salary, subject to annual increases as determined by the Board of Directors, and an annual target bonus equal to 40% of Mr. Nguyen’s base salary. In addition, the Nguyen Employment Agreement provides that Mr. Nguyen will be entitled to participate in or receive benefits under the Subsidiary’s employee benefit plans as they may be adopted and amended from time to time, subject to the terms and conditions of those employee benefit plans.
On July 15, 2026, in consideration of the significant efforts and accomplishments associated with the Settlement Agreement, the Board of Directors approved a one-time discretionary cash bonus to Mr. Nguyen equal to 0.25% of all proceeds received by the Company in connection with the Noncontingent Settlement Payment (including any dividend paid to the Company by Genevant) (the “First Nguyen Litigation Bonus”), and also determined that, in its discretion, Mr. Nguyen would be considered for a future bonus payable upon the Company’s receipt, with no further right of repayment, of the Company’s share of the Remaining Moderna-Related Proceeds, which will be equal to 0.25% of the Remaining Moderna-Related Proceeds received by the Company (including any dividend paid to the Company by Genevant) (the “Future Nguyen Litigation Bonus”). The potential right to the Future Nguyen Litigation Bonus could be altered or terminated by the Board of Directors at any time.
The Company will pay the First Nguyen Litigation Bonus in two payments. The initial payment of the First Nguyen Litigation Bonus was paid in July 2026 and was equal to 0.25% of the Company’s share of the Noncontingent Settlement Payment received on July 8, 2026. The second payment of the First Nguyen Litigation Bonus is expected to be paid in the third quarter of 2026 and is equal to 0.25% of the dividend the Company receives from Genevant, subject to Mr. Nguyen’s continued employment through the date such payment is made.
The foregoing descriptions of agreements and arrangements described herein are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC and SEDAR+.
Except as otherwise described herein, neither the Company nor, to the best of the Company’s knowledge, any of the Company’s affiliates, directors or executive officers, are a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of the Company’s securities.
11.   Arrangements Concerning Shares
Acceptance of the Offer
Roivant has advised the Company that it intends to make a Proportionate Tender. In making a Proportionate Tender, Roivant allows other Shareholders, via the mechanics of the Offer, to determine the

Purchase Price and the aggregate number of Shares tendered in the Offer, thus eliminating any effect Roivant could have on other Shareholders by making an Auction Tender or a Purchase Price Tender. Roivant will receive the same consideration for its Shares on a per Share basis as all other Shareholders.
We have been advised that certain of our directors and officers of the Company named under Section 10 of the Circular, “Interest of Directors and Officers — Ownership of Arbutus’ Securities”, intend to participate in the Offer and tender up to an aggregate of 682,630 Shares through Purchase Price Tenders. See Section 10 of the Circular, “Interest of Directors and Officers — Ownership of Arbutus’ Securities”.
The intention of Roivant, the directors and officers of the Company and their respective associates or affiliates as described above may change or, subject to compliance with applicable laws, Shares may be sold on Nasdaq during the period of the Offer depending on the change in circumstance of such parties.
Commitments to Acquire Shares
Arbutus has no agreements, commitments or understandings to purchase Shares other than pursuant to the Offer. To the knowledge of the Company, after reasonable inquiry, no Person or company referred to in this Circular under Section 10 of the Circular “Interest of Directors and Officers — Ownership of Arbutus’ Securities” has any agreement, commitment or understanding to acquire securities of the Company.
Benefits from the Offer
Except as described or referred to in the Offer, no Person or company named under Section 10 of the Circular “Interest of Directors and Officers — Ownership of Arbutus’ Securities” will receive any direct or indirect benefit from accepting or refusing to accept the Offer other than the Purchase Price for any Shares purchased by the Company in accordance with the terms of the Offer and any benefit available to any Shareholder who does or does not participate in the Offer. See Section 3 of the Circular, “Purpose and Effect of the Offer”.
Contracts, Arrangements or Understandings with Shareholders
Except as described or referred to in the Offer, there are no contracts, arrangements or understandings, formal or informal, made or proposed to be made between the Company and any holder of any securities of the Company in relation to the Offer.
12.   Material Changes in the Affairs of the Company
Except as described or referred to in the Offer or as otherwise publicly disclosed, the directors and executive officers of the Company are not aware of any plans or proposals for material changes in the affairs of the Company, or of any undisclosed material changes, that have occurred since August 12, 2026, the date on which the Company’s most recent interim financial report was filed by the Company with the SEC or Canadian securities regulatory authorities, which may be accessed on EDGAR’s website at www.sec.gov and or SEDAR+’s website at www.sedarplus.ca.
The Company considers strategic acquisition and divestment opportunities on an ongoing basis. The Company may have proposals, letters of intent, exclusivity arrangements or other conditional commitments outstanding with respect to opportunities which may, if they proceed, be material to the Company. However, there can be no assurance that any of these discussions will result in a definitive agreement and, if they do, what the terms or timing of any acquisition, investment or disposition would be or that such acquisition, investment or disposition will be completed by the Company.
13.   Prior Valuations and Bona Fide Offers
The Company is relying on the “liquid market exemption” specified in MI 61-101. Accordingly, the valuation requirements of securities regulatory authorities in Canada applicable to issuer bids generally are not applicable in connection with the Offer.
To the Company’s knowledge, or the knowledge of the directors and executive officers of the Company, after reasonable inquiry, no “prior valuation” (as defined in MI 61-101) in respect of the Company, its securities or material assets has been made in the 24 months before the date hereof. No bona fide prior offer that relates to the Shares or is otherwise relevant to the Offer has been received by the Company during the 24 months preceding the date of the Offer.
14.   Income Tax Considerations
Certain Canadian Federal Income Tax Considerations
General
The Company has been advised by McCarthy Tétrault LLP that the following general summary describes certain of the principal Canadian federal income tax considerations pursuant to the Tax Act generally applicable, as at the date hereof, to Shareholders who sell Shares to the Company pursuant to the Offer.
This summary below is based on the current provisions of the Tax Act, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and counsel’s understanding of the current administrative policies of the Canada Revenue Agency published in writing prior to the date hereof. The summary assumes that all of the Tax Proposals will be implemented in the form proposed, although no assurance in this regard can be given. This summary does not otherwise take into account or anticipate any changes in law or administrative policies, whether by legislative, regulatory, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.
The summary is not applicable to a Shareholder (i) that is a partnership, (ii) that is a “financial institution” for purposes of the “mark-to-market” rules, (iii) that is a “specified financial institution”, (iv) that reports its “Canadian tax results” in a currency other than Canadian dollars, (v) an interest in which is a “tax shelter investment”, or (vi) that has entered into a “derivative forward agreement”, a “synthetic disposition arrangement” or a “dividend rental arrangement” in respect of the Shares, as each of those terms is defined in the Tax Act. This summary is also not applicable to a Shareholder that acquired Shares pursuant to the exercise of a stock option or otherwise in connection with his or her employment and who disposes of the Shares pursuant to the Offer. All of the foregoing Shareholders should consult their own tax advisors regarding their particular circumstances.
This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not, and should not be construed as, legal or tax advice to any particular Shareholder and no representation is made with respect to the Canadian federal income tax consequences to any particular Shareholder. Accordingly, Shareholders should consult their tax advisors concerning the application and effect of the income and other taxes of any country, province, territory, state or local tax authority, having regard to their particular circumstances.
Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition or deemed disposition of Shares must be expressed in Canadian dollars, and any amount denominated in another currency must be converted into Canadian dollars using exchange rates determined in accordance with the Tax Act.
This summary assumes that at all relevant times the Shares are listed on a “designated stock exchange” as defined in the Tax Act (which currently includes Nasdaq).
Tax Considerations for the Company
Part II.2 of the Tax Act imposes a tax on certain equity repurchases by publicly listed companies, partnerships and trusts (the “Share Buyback Tax”). In general, the amount of the Share Buyback Tax is equal to 2% of a covered entity’s net equity repurchases in a taxation year. Subject to certain exclusions, a covered entity’s net equity repurchases are calculated as the amount by which the aggregate fair market value of equity that is redeemed, acquired or cancelled during a year exceeds the aggregate fair market value of equity issued during the year. Part II.2 of the Tax Act is expected to apply in respect of the Offer because the Company is a “covered entity” as defined in the Tax Act.
Shareholders Resident in Canada
The following portion of the summary is, subject to the discussion under “General” above, applicable to a Shareholder who, for the purposes of the Tax Act and at all relevant times, (i) is or is deemed to be a resident of Canada, (ii) deals at arm’s length with, and is not affiliated with, the Company, (iii) holds its Shares as capital property, and (iv) is not exempt from tax under Part I of the Tax Act (herein, a “Resident Shareholder”). The Shares will generally be considered to be capital property to a Resident Shareholder provided that the Resident Shareholder does not hold the Shares in the course of carrying on a business of buying and selling shares and has not acquired the Shares in a transaction considered to be an adventure or concern in the nature of trade. Certain Resident Shareholders that might not otherwise be considered to hold their Shares as capital property may, in certain circumstances, be entitled to have the Shares and all other “Canadian securities” (as defined in the Tax Act) owned by such Resident Shareholders in the taxation year of the election and all subsequent taxation years deemed to be capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. Such Resident Shareholders should consult their own tax advisors for advice with respect to whether an election under subsection 39(4) of the Tax Act is available or advisable having regard to their particular circumstances.
Disposition of Shares
A Resident Shareholder who sells Shares to the Company pursuant to the Offer will be deemed to receive a taxable dividend equal to the amount, if any, by which the amount paid by the Company for the Shares exceeds the “paid-up capital” of such Shares for purposes of the Tax Act. The Company estimates that, on the Expiration Date, the paid-up capital per Share should not be less than C$8.42 for purposes of the Tax Act. As a result, a Resident Shareholder who disposes of Shares pursuant to the Offer may not be deemed to receive a taxable dividend. However, whether a deemed dividend will arise in respect of Shares disposed of pursuant to the Offer, or the exact quantum of any resulting deemed dividend, cannot be guaranteed.
Any dividend deemed to be received by a Resident Shareholder who is an individual (including certain trusts) will be subject to the gross-up dividend tax credit rules normally applicable to taxable dividends received by Canadian resident individuals from a taxable Canadian corporation, including the enhanced gross-up and dividend tax credit if the Company validly designates the dividend as an “eligible dividend”. There may be limitations on the ability of a corporation to designate dividends as eligible dividends.
Subject to the application of subsection 55(2) of the Tax Act, as described below, any dividend deemed to be received by a Resident Shareholder that is a corporation will be included in computing such Resident Shareholder’s income as a dividend, and will ordinarily be deductible in computing its taxable income, subject to all other limitations under the Tax Act. To the extent that such a deduction is available, private corporations (as defined in the Tax Act) and certain other corporations may be liable to pay tax under Part IV of the Tax Act at a rate of 38 1∕3% of the amount of the deemed dividend. This additional tax may be refundable in certain circumstances.
Under subsection 55(2) of the Tax Act, a Resident Shareholder that is a corporation may be required to treat all or a portion of the deemed dividend that is deductible in computing taxable income as proceeds of disposition of capital property and not as a dividend where the Resident Shareholder would have realized a capital gain if it disposed of any Share at fair market value immediately before the disposition of the Share to the Company, the disposition to the Company resulted in a significant reduction in such capital gain and the dividend exceeds the “safe income” in respect of the particular Share that could reasonably be considered to contribute to such gain (as determined for purposes of the Tax Act). Subsection 55(2) of the Tax Act does not apply to the portion of the taxable dividend subject to tax under Part IV of the Tax Act that is not refunded under the circumstances specified in subsection 55(2) of the Tax Act. The application of subsection 55(2) of the Tax Act involves a number of factual considerations that will differ for each Resident Shareholder and each Resident Shareholder to whom it may be relevant is urged to consult its tax advisors concerning its application having regard to their own particular circumstances.

The amount paid by the Company under the Offer for the Shares less any amount deemed to be received by the Resident Shareholder as a dividend (after the application of subsection 55(2) of the Tax Act, if applicable, in the case of a corporate Resident Shareholder) will be treated as proceeds of disposition of the Shares. The Resident Shareholder will realize a capital gain (or capital loss) on the disposition of the Shares equal to the amount by which the Resident Shareholder’s proceeds of disposition, net of any costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Shareholder of the Shares sold to the Company pursuant to the Offer.
Taxation of Capital Gains and Losses
Generally, a Resident Shareholder will be required to include in computing its income for a taxation year one-half of any capital gain (a “taxable capital gain”) realized by it in that year. Subject to and in accordance with the provisions of the Tax Act, a Resident Shareholder must deduct one-half of the amount of any capital loss realized in a taxation year from taxable capital gains realized by the Resident Shareholder in that year, and any excess may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years.
The amount of a capital loss realized on the disposition of a Share by a Resident Shareholder that is a corporation may, to the extent and under the circumstances specified in the Tax Act, be reduced by the amount of dividends received or deemed to be received on such Share (including any dividends deemed to be received as a result of the sale of such Share to the Company under the Offer). Similar rules may apply where Shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Shareholders who may be affected by these rules are urged to consult with their tax advisors in this regard.
Special rules may apply to suspend or deny, as applicable, any capital loss realized by a Resident Shareholder on the sale of Shares under the Offer if the Resident Shareholder (or a person affiliated with the Resident Shareholder for purposes of the Tax Act) acquires additional Shares in the period commencing 30 days prior to, and ending 30 days after, the sale, and such acquired Shares are owned by such Resident Shareholder (or a person affiliated with the Resident Shareholder for purposes of the Tax Act) at the end of such period. Resident Shareholders who may be affected by these rules are urged to consult their own tax advisors.
A Resident Shareholder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) or, at any time in the relevant taxation year, a “substantive CCPC” (as defined in the Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income”, which is defined in the Tax Act to include an amount in respect of taxable capital gains (but not dividends, or deemed dividends, that are deductible in computing taxable income).
Alternative Minimum Tax
A capital gain realized, or a dividend received (or deemed to be received) by a Resident Shareholder who is an individual, including a trust (other than certain specified trusts), as a result of the sale of Shares pursuant to the Offer may give rise to a liability for alternative minimum tax. Such Resident Shareholders should consult their tax advisors with respect to the alternative minimum tax rules set out in the Tax Act.
Non-Resident Shareholders
The following portion of the summary is, subject to the discussion under “General” above, applicable to a Shareholder who, for the purposes of the Tax Act and at all relevant times: (i) is not resident or deemed to be resident in Canada, (ii) does not use or hold, and is not deemed to use or hold, its Shares in connection with carrying on a business in Canada, (iii) deals at arm’s length with, and is not affiliated with, the Company, and (iv) is not an insurer that carries on an insurance business in Canada and elsewhere (herein, a “Non-Resident Shareholder”).
A Non-Resident Shareholder who sells Shares to the Company pursuant to the Offer will be deemed to receive a dividend equal to the amount, if any, by which the amount paid by the Company for the Shares exceeds the “paid-up capital” in respect of the Shares for purposes of the Tax Act. The Company estimates that, on the Expiration Date, the paid-up capital per Share should not be less than C$8.42 for purposes of the Tax Act. As a result, a Non-Resident Shareholder who disposes of Shares pursuant to the Offer may not be deemed to receive a taxable dividend. However, whether a deemed dividend will arise in respect of Shares disposed of pursuant to the Offer, or the exact quantum of any resulting deemed dividend, cannot be guaranteed. Any such deemed dividend will be subject to Canadian withholding tax at a rate of 25% or such lower rate as may be provided under the terms of an applicable Canadian tax treaty or convention.
In view of the possible deemed dividend tax treatment described above on a sale of Shares under the Offer and the resulting Canadian withholding tax in the event the final Purchase Price is greater than the paid-up capital per Share, Non-Resident Shareholders should consult their tax advisors regarding selling their Shares in the market as an alternative to selling Shares pursuant to the Offer.
The amount paid by the Company for the Shares (less any amount deemed to be received by the Non-Resident Shareholder as a dividend) will be treated as proceeds of disposition of the Shares. A Non-Resident Shareholder will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of the Shares under the Offer unless the Shares are “taxable Canadian property” to the Non-Resident Shareholder at the time of such sale and such gain is not exempt from tax under the Tax Act pursuant to the provisions of an applicable tax treaty (if any). Generally, provided the Shares are listed on a “designated stock exchange” as defined in the Tax Act (which currently includes Nasdaq) at the time of disposition, the Shares will not constitute taxable Canadian property to a Non-Resident Shareholder, unless, at any time during the 60-month period immediately preceding the disposition, the following two conditions are satisfied concurrently: (a) the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder did not deal at arm’s length, partnerships in which the Non-Resident Shareholder or such non-arm’s length persons hold a membership interest directly or indirectly, or the Non-Resident Shareholder together with all such foregoing persons, owned 25% or more of the issued Shares or any other issued class of shares of the Company; and (b) more than 50% of the fair market value of the Shares was derived directly or indirectly from any one or combination of (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (i) to (iii), whether or not that property exists. Pursuant to Tax Proposals released by the Department of Finance (Canada) on July 23, 2026 (the “TCP Proposals”), shares that are listed on a designated stock exchange would be deemed to include an option, an interest or right in such shares, whether or not such shares exist, such that any such options, interests or rights held by a Non-Resident Shareholder would be included in determining whether such Non-Resident Shareholder exceeds the 25% threshold referred to above. The TCP Proposals are proposed to come into force on Royal Assent. A Share may also be deemed to be taxable Canadian property to a Non-Resident Shareholder in certain circumstances specified in the Tax Act.
In the event a Share is taxable Canadian property to a Non-Resident Shareholder at the time of disposition and the capital gain realized on the disposition of the Share is not exempt from tax under the Tax Act pursuant to the provisions of an applicable tax treaty, the tax consequences in respect of capital gains described above under “Shareholders Resident in Canada — Taxation of Capital Gains and Losses” will generally apply.
Certain United States Federal Income Tax Consequences
The following discussion describes certain United States federal income tax consequences of participating in the Offer for U.S. Holders (as defined below). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury (“Treasury”) regulations issued thereunder, the United States-Canada Income Tax Convention (1980) (the “U.S.-Canada Tax Treaty”), IRS rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to differing interpretations or changes which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This discussion is for general information only and does not address all of the aspects of United States federal income taxation that may be relevant to a particular Shareholder or to Shareholders subject to special rules (including, without limitation, financial institutions, brokers or dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, “S” corporations, partnerships or other pass-through entities, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, former citizens or residents of the United States, tax-exempt organizations, tax-qualified retirement plans, persons subject to alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction or other risk reduction strategy, directors, employees, former employees or other persons who acquired their Shares as compensation, including upon the exercise of employee stock options, U.S. Holders who own or are deemed to own 10% or more of the Company’s stock (by vote or value), and U.S. Holders that have a functional currency other than the United States dollar). In particular, this summary does not address any tax consequences arising from the sale of Shares acquired pursuant to our employee stock purchase plan or other employee benefit plans. This summary also does not address the Medicare tax on net investment income, or tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws. This summary assumes that Shareholders hold the Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and that U.S. Holders do not elect to receive payment of the Purchase Price for their Shares in Canadian dollars. No IRS ruling has been or will be sought regarding any matter discussed herein.
As used herein, the term “U.S. Holder” means a beneficial owner of Shares that for United States federal income tax purposes is:
•
an individual who is a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a United States person.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Shares, and each partner in such partnership, should consult its tax advisors regarding the tax consequences of participating in the Offer.
This summary is for general information only and is not intended to constitute a complete description of all tax consequences relating to the Offer. Each Shareholder is urged to consult its tax advisor as to the particular United States federal income tax consequences to such Shareholder of participating or not participating in the Offer and the applicability and effect of any state, local and non-U.S. tax laws and other tax consequences with respect to the Offer.
Non-Participation in the Offer.
The Offer will have no United States federal income tax consequences to Shareholders that do not tender any Shares in the Offer.
Consequences of the Offer to U.S. Holders.
Characterization of the Purchase — Distribution vs. Sale Treatment.   The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares exchanged or as receiving a distribution from us as described in more detail below. We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on the one hand, or distribution treatment, on the other hand.

Under the stock redemption rules of Section 302 of the Code, a U.S. Holder’s exchange of Shares for cash pursuant to the Offer will be treated as a “sale or exchange” upon which the U.S. Holder will recognize gain or loss, if the exchange: (a) results in a “complete redemption” of all such U.S. Holder’s equity interests in the Company, (b) results in a “substantially disproportionate redemption” with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the “Section 302 tests”). In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning Shares owned by certain family members and related entities (such as corporations, partnerships, trusts, and estates) and Shares that the U.S. Holder has the right to acquire by exercise of an option.
The purchase of Shares pursuant to the Offer will result in a “complete redemption” of a U.S. Holder’s equity interests in the Company, if immediately after such purchase, such U.S. Holder directly and constructively owns no Shares. In applying the “complete redemption” test, under certain circumstances, a U.S. Holder may be able to waive constructive ownership of Shares attributed to such U.S. Holder from family members.
An exchange of Shares for cash will be a “substantially disproportionate redemption” with respect to a U.S. Holder if the percentage of the then-outstanding Shares directly or constructively owned by such U.S. Holder immediately after the exchange is less than 80% of the percentage of the then-outstanding Shares directly or constructively owned by such U.S. Holder immediately before the exchange. In addition, immediately after the exchange, such U.S. Holder must directly or constructively own less than 50% of the total combined voting power of all classes of stock of the Company entitled to vote.
If an exchange of Shares for cash fails to satisfy the “complete redemption” or “substantially disproportionate redemption” tests, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. An exchange of Shares for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal and who does not exercise any control over or participate in the Company’s management should generally be treated as “not essentially equivalent to a dividend.”
U.S. Holders are advised to consult their tax advisors regarding the application of the Section 302 tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of Shares pursuant to the Offer. Contemporaneous dispositions or acquisitions of Shares (including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the Shares directly and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s Shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed herein.
Sale or Exchange Treatment.   If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder reduced by any previous returns of capital. Subject to the discussion of the PFIC rules below, any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender in the event that less than all of its Shares are tendered, and the order in which different blocks will be purchased by the Company in the event of proration under the Offer.

Distribution Treatment.   If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by the Company with respect to the U.S. Holder’s Shares. Subject to the discussion of the PFIC rules below, the distribution will be treated as a dividend to the extent of the Company’s current or accumulated earnings and profits, if any, allocable to such Shares, as determined under United States federal income tax principles. Such a dividend would be includible in income without reduction for the U.S. Holder’s tax basis in the Shares exchanged. Assuming that the Company is not a PFIC in the current or the prior taxable year and subject to certain requirements (including certain holding period requirements), dividends received by a non-corporate U.S. Holder (including individuals) from the Company will be treated as “qualified dividend income” that is taxable at a maximum rate of 20%. To the extent that amounts received pursuant to the Offer that are treated as distributions exceed the Company’s current and accumulated earnings and profits, if any, that are allocable to the Shares exchanged, as determined under United States federal income tax principles, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder’s Shares, and any amounts in excess of the U.S. Holder’s tax basis will constitute capital gain. Any remaining tax basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder.
To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, it will not be eligible for the dividends-received deduction generally allowed to corporations with respect to dividends received from other U.S. corporations.
Passive Foreign Investment Company.   Special United States federal income tax rules apply to U.S. Holders owning stock of a PFIC. A foreign corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the value (generally determined on the basis of a quarterly average) of its assets are considered “passive assets” (generally, assets that generate passive income).
The Company believes that its Shares should not currently be, and does not believe that they should have ever been treated as, stock of a PFIC for United States federal income tax purposes, but no formal PFIC analysis has been conducted and this conclusion depends on complex factual determinations that are made annually and thus there can be no assurance that the Company is not and has not been a PFIC. If the Company were to be treated as a PFIC at any time during a U.S. Holder’s holding period in a Share, gain realized on the sale or other disposition of such Share would in general not be treated as capital gain. Instead, unless a U.S. Holder makes, or has made, certain elections with respect to such U.S. Holder’s Shares, such U.S. Holder would be treated as if it had realized any such gain and certain “excess distributions” (which may include any cash received pursuant to the Offer if such U.S. Holder does not satisfy any of the Section 302 tests for “sale or exchange” treatment) ratably over its holding period for the Shares. If the Company were to be treated as a PFIC, the amounts allocable to the taxable year in which the gain or excess distributions are realized and to any taxable year in such U.S. Holder’s holding period for the Shares before the Company became a PFIC would be taxable as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate on ordinary income in effect for individuals or corporations, as appropriate for that taxable year, and an interest charge would be imposed on the resulting tax liability. With certain exceptions, a U.S. Holder’s Shares will be treated as stock in a PFIC if the Company were a PFIC at any time during such U.S. Holder’s holding period in its Shares. Dividends received by a non-corporate U.S. Holder from the Company will not be eligible for the tax rates applicable to “qualified dividend income” if the Company is treated as a PFIC with respect to such U.S. Holder either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income.
The rules dealing with PFICs and associated elections are very complex and are affected by various factors in addition to those described above. U.S. Holders are urged to consult their own tax advisors regarding the adverse United States federal income tax consequences of owning stock of a PFIC and of making certain elections designed to lessen those adverse consequences.
Foreign Tax Credit.   A U.S. Holder may be subject to Canadian withholding tax on certain of the amounts to be paid to such holder in connection with the Offer. See “Certain Canadian Federal Income Tax Considerations” above. The amount subject to Canadian withholding tax may be greater than the amount of gain actually recognized by such holder for United States federal income tax purposes. The ability of a U.S. Holder to claim a foreign tax credit with respect to any Canadian taxes withheld on amounts received pursuant to the Offer is subject to complex limitations, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s United States federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In general, subject to the discussion below on Section 904(h) of the Code, for United States foreign tax credit limitation purposes, amounts that are treated as dividends paid by the Company will be treated as foreign source income, but amounts received by a U.S. Holder that are treated as gains from a sale or exchange of Shares generally will be treated as income from sources within the United States. Accordingly, unless a U.S. Holder has other foreign source income against which a foreign tax credit may be taken, the ability of a U.S. Holder to obtain a foreign tax credit with respect to any Canadian taxes imposed in respect of amounts treated as gains from the sale or exchange of Shares may require that such U.S. Holder make an election under the U.S.-Canada Tax Treaty and the Code pursuant to which such gains would be treated as foreign source income for United States federal income tax purposes.
Even if a U.S. Holder makes such an election, the ability of such holder to obtain a foreign tax credit with respect to Canadian taxes withheld in connection with the Offer will remain subject to a number of complex limitations provided in the Code and Treasury regulations, including that a foreign tax credit will not be available for any Canadian withholding taxes withheld in excess of the rate under the U.S.-Canada Tax Treaty (if such U.S. Holder is entitled to the reduced treaty rate under the U.S.-Canada Tax Treaty). The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, amounts treated as dividends with respect to the Offer or gains from a sale or exchange of Shares generally will constitute “passive category income.” The rules governing the foreign tax credit are complex. For example, Treasury regulations provide that, in the absence of an election to apply the benefits of an applicable income tax treaty, in order for non-U.S. income taxes to be creditable, the relevant non-U.S. income tax rules must be consistent with certain U.S. federal income tax principles, and we have not determined whether the Canadian income tax system meets this requirement. In addition, the application of these Treasury regulations to any Canadian taxes withheld in connection with the Offer is not entirely clear and the Treasury regulations may impose further limitations on the ability to claim a foreign tax credit for any such taxes. The IRS released notices that provide relief from certain of the provisions of the Treasury regulations described above for taxable years ending before the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance). U.S. Holders should consult their tax advisors regarding the creditability of Canadian taxes in their particular circumstances as a result of these Treasury regulations and IRS notices. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct Canadian taxes in computing its taxable income, subject to generally applicable limitations under U.S. law. An election to deduct Canadian taxes instead of claiming foreign tax credits applies to all otherwise creditable foreign taxes paid or accrued in the taxable year, Canadian or otherwise. U.S. Holders are urged to consult their own United States tax advisors regarding the availability of the foreign tax credit or the choice to deduct foreign taxes under their particular circumstances.
Additionally, under Section 904(h) of the Code, dividends paid by a foreign corporation that is treated as 50% or more owned, by vote or value, by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes, to the extent attributable to the foreign corporation’s U.S. source income (if any), unless such corporation has less than 10% of applicable earnings and profits attributable to sources within the United States. In certain circumstances, U.S. Holders that are eligible for the benefits of the U.S.-Canada Tax Treaty may be able to choose the benefits of Section 904(h)(10) of the Code and elect to treat dividends that would otherwise be U.S. source dividends as foreign source dividends, but in such a case the foreign tax credit limitations would be separately determined with respect to such “resourced” income. In general, therefore, the application of Section 904(h) of the Code may adversely affect a U.S. Holder’s ability to use foreign tax credits. The Company believes that it is likely owned 50% or more by U.S. persons. However, this conclusion is a factual determinations and is subject to change. As a result, U.S. Holders should consult their own tax advisors regarding the impact of Section 904(h) of the Code to any foreign tax credits.
Information Reporting and Backup Withholding.
Payments made to Shareholders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain Shareholders (who are not “exempt” recipients) pursuant to the Offer. To prevent such backup United States federal income tax withholding, each Shareholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must notify the Depositary or other applicable withholding agent of the Shareholder’s taxpayer identification number and provide certain other information by completing, under penalties of perjury, the IRS Form W-9 included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the Shareholder to a penalty imposed by the IRS.
Backup withholding is not an additional tax, but is, instead, an advance payment of tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if in each case they timely provide certain required information to the IRS.
Shareholders should consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.
THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
15.    Legal Matters and Regulatory Approvals
Arbutus is not aware of any license or regulatory permit that is material to the Company’s business that might be adversely affected by the Company’s acquisition of Shares pursuant to the Offer or, except as noted below, of any approval or other action by any government or governmental, administrative or regulatory authority or agency in any jurisdiction, that would be required for the acquisition or ownership of Shares by the Company pursuant to the Offer and that has not been obtained on or before the date hereof. Should any such approval or other action be required, the Company currently contemplates that such approval will be sought or other action will be taken. Arbutus cannot predict whether it may determine that it must delay the acceptance for payment of Shares deposited pursuant to the Offer pending the outcome of any such matter.
There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company’s business.
The Company is relying on the “liquid market exemption” specified in MI 61-101. Accordingly, the valuation requirements of securities regulatory authorities in Canada applicable to issuer bids generally are not applicable in connection with the Offer.
In order to facilitate the availability of Proportionate Tenders pursuant to the Offer and to permit the Company to extend the Offer without first taking up validly deposited Shares in certain circumstances, the Company has applied for and obtained the SEC Regulatory Relief and Canadian Securities Regulatory Relief. Accordingly, in the event that Arbutus elects to extend the Offer, Arbutus will not take up or pay for any Shares until the expiry of such extension.
The Company’s obligations under the Offer to take up and pay for Shares are subject to certain other conditions. See Section 7 of the Offer to Purchase, “Certain Conditions of the Offer”.
16.    Source of Funds
Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be $230 million. The Company expects to fund the purchase of Shares pursuant to the Offer, including all related fees and expenses, with available cash on hand. The Offer is not subject to a financing condition. See Section 3 of this Circular, “Purpose and Effect of the Offer”.
17.    Dealer Manager
J.P. Morgan Securities LLC has been retained to serve as Dealer Manager in connection with the Offer. The Dealer Manager may communicate with investment dealers, stock brokers, commercial banks, trust companies and dealers with respect to the Offer. J.P. Morgan Securities Canada Inc. (“JPM Canada”), an affiliate of J.P. Morgan Securities LLC, has also been retained by the Company to perform certain services in Canada in connection with the Offer.
The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.
In the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Manager may from time to time hold Shares in its proprietary accounts, and, to the extent it owns Shares in these accounts at the time of the Offer, the Dealer Manager may tender the Shares pursuant to the Offer.
18.    Depositary and Information Agent
Arbutus has appointed TSX Trust Company to act as a depositary for, among other things, (a) the receipt of Letters of Transmittal deposited under the Offer and, if applicable, the related certificates representing the Shares, (b) the receipt of Notices of Guaranteed Delivery delivered pursuant to the procedures for guaranteed delivery set forth in Section 5 of the Offer to Purchase, “Procedure for Depositing Shares”, (c) the receipt from the Company of cash to be paid in consideration of the Shares acquired by the Company under the Offer, as agent for the depositing Shareholders, and (d) the transmittal of such cash to the depositing Shareholders, as agent for the depositing Shareholders, including the conversion of such cash from United States dollars to Canadian dollars for depositing Shareholders who elect to receive payment of the Purchase Price for their Shares in Canadian dollars. The Depositary may contact Shareholders by mail, telephone or email and may request brokers, dealers and other nominee Shareholders to forward materials relating to the Offer to beneficial owners. The Depositary is not an affiliate of the Company.
Arbutus has appointed Georgeson, LLC to act as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, e-mail and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners.
19.    Fees and Expenses
J.P. Morgan Securities LLC has been retained by the Company to serve as Dealer Manager in connection with the Offer for which it will receive a fee from Arbutus for its services. JPM Canada may (to the extent any service is rendered in Canada) also receive a fee from the Company for the services it performs and JPM Canada has also been retained to perform certain services in Canada in connection with the Offer. Arbutus has agreed to reimburse J.P. Morgan Securities LLC and JPM Canada for certain reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify J.P. Morgan Securities LLC and JPM Canada against certain liabilities to which it may become subject as a result of its engagement, including certain liabilities under US federal securities laws and Canadian provincial and territorial securities laws.
Arbutus has retained TSX Trust Company to act as the Depositary in connection with the Offer. Arbutus has retained Georgeson to act as Information Agent for soliciting deposits of Shares pursuant to the Offer. The Depositary and Information Agent will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under Canadian provincial and territorial securities laws.
Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.
Arbutus is expected to incur expenses of approximately $3.8 million in connection with the Offer, which includes filing fees, advisory fees, the fees of J.P. Morgan Securities LLC, JPM Canada, the Depositary, the Information Agent, legal, French translation, accounting and printing fees.

20.    Canadian Statutory Rights
Securities legislation in the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

APPROVAL AND CERTIFICATE
August 24, 2026
The board of directors of Arbutus Biopharma Corporation has approved the contents of the Offer to Purchase and the accompanying Issuer Bid Circular dated August 24, 2026, and the sending, communication, or delivery thereto to Shareholders. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.
/s/ Lindsay Androski	/s/ Tuan Nguyen
Lindsay Androski	Tuan Nguyen
Chief Executive Officer and Chairperson of the Board of Directors	Chief Financial Officer
On behalf of the Board of Directors:
/s/ Robert Alan Beardsley	/s/ Roger Sawhney
Robert Alan Beardsley	Roger Sawhney
Director	Director

CONSENT OF MCCARTHY TÉTRAULT LLP
TO: The Board of Directors of Arbutus Biopharma Corporation
We consent to the inclusion of our name and reference to our opinion in the section titled “Income Tax Considerations” in the Circular dated August 24, 2026.
August 24, 2026
/s/ McCarthy Tétrault LLP
McCarthy Tétrault LLP

The Letter of Transmittal, certificates for Shares evidenced by physical certificates, any other required documents and, if applicable, the Notice of Guaranteed Delivery, must be sent or delivered by each depositing Shareholder or the depositing Shareholder’s investment dealer, stock broker, bank, trust company or other nominee to the Depositary at its address specified below.
Office of the Depositary, for the Offer:
TSX Trust Company
By Regular Mail
TSX Trust Company
301-100 Adelaide Street West
Toronto, Ontario M5H 4H1
Attention: Corporate Actions
By Registered Mail, Hand or Courier
TSX Trust Company
301-100 Adelaide Street West
Toronto, Ontario M5H 4H1
Attention: Corporate Actions
For inquiries only:
Telephone (outside North America): (416) 682-3860
Toll Free (within North America): 1-800-387-0825
Email: shareholderinquiries@tmx.com
Any questions or requests for assistance regarding the Offer may be directed to the Depositary at the addresses and telephone numbers and email specified above. Shareholders also may contact their investment dealer, stock broker, bank, trust company or other nominee for assistance concerning the Offer. Additional copies of the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Depositary. Manually executed photocopies of the Letter of Transmittal will be accepted.

The Information Agent for the Offer is:
51 West 52nd Street, 6th Floor New York, NY 10019 Shareholders, Banks and Brokers Toll Free: (877) 816-4522
The Dealer Manager for the Offer is:
J.P. Morgan Securities LLC
270 Park Avenue
New York, New York 10017
For shareholders in Canada only:
J.P. Morgan Securities Canada Inc.
Suite 4500, TD Bank Tower
66 Wellington Street West
Toronto, Ontario
Canada M5K 1E7